As filed with the Securities and Exchange Commission on February 14, 2000


                  Registration Statement No. 333-79631

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------


                                 AMENDMENT NO. 2

                                       to
                                   FORM SB-2/A
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              --------------------

                             PEN INTERCONNECT, INC.
             (Exact name of registrant as specified in its charter)

 Utah
(State or other jurisdiction of

31incorporation)

3357
(Primary Standard Industrial
Classification Code Number)
87-0430260
(I.R.S. Employer Identification
No.)
Pen Interconnect, Inc.
1601 Alton Parkway
Irvine, CA   92606
(949) 798-5800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices) Stephen J. Fryer, President Pen Interconnect, Inc. 1601 Alton Parkway Irvine, CA 92606 (949) 798-5800 (Name, address, including zip code, and telephone number, including area code, of agent for service)








                                   Copies To:
                              Oscar D. Folger, Esq.
                              James W. Lucas, Esq.
                                521 Fifth Avenue
                            New York, New York 10175
                                 (212) 697-6464

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement depending on market conditions.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /__/

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / X/
                                                                   --

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].


                         CALCULATION OF REGISTRATION FEE


                                                 Proposed                     Proposed
Title of Each Class          Amount Being        Maximum                      Maximum                      Amount of
of Securities Being            Registered        Offering Price               Aggregate                    Registration
Registered                                       per Share (1)                Offering Price               Fee

 Common Stock                  11,841,781                         $0.37                  $4,381,459                  $1,156.71(2)

=======================     =============        ======================       =====================        ======================


(1) Estimated for purposes of computing the registration fee pursuant to Rule 457(c) at $0.37 per share based upon the average of the high and low prices of $0.41 and $0.32 on February 11, 2000, respectively.


(2) $2,762.06 previously paid.


                             -----------------------

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             ----------------------

                 SUBJECT TO COMPLETION, DATED FEBRUARY 14, 2000


PROSPECTUS

                             PEN INTERCONNECT, INC.

                        11,841,781 Shares of Common Stock

                        --------------------------------



         The stockholders of Pen Interconnect, Inc. listed under "Selling Stockholders" starting on pages 28-29 are offering and selling shares of Pen common stock under this prospectus. Up to 3,600,000 of these shares may be issued on conversion of our Series A preferred stock and up to 5,000,000 shares may be issued on conversion of our Series B preferred stock. Of the remaining shares, 2,541,781 are issuable on conversion of various warrants and options, and 700,000 are currently outstanding and owned by some of the selling stockholders. All net proceeds from the sale of the shares will go to the stockholders who sell their shares.

         Pen's common stock is traded on the OTC Bulletin Board under the symbol PENC. The last sale price for Pen's common stock reported by the OTC Bulletin Board for February 11, 2000 was $0.35.


                              ---------------------

These securities involve a high degree of risk. See "Risk Factors" beginning on page 5.

                              ---------------------

Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
                              ---------------------


                   The date of this prospectus is February __, 2000.

THE FOLLOWING LEGEND WILL APPEAR IN RED INK ON THE FRONT PAGE OF THE PROSPECTUS IF THE PROSPECTUS IS CIRCULATED PRIOR TO BEING DECLARED EFFECTIVE BY THE
COMMISSION:

"The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities in any state where the offer or sale is not permitted."


                                TABLE OF CONTENTS

                                                           Page

PROSPECTUS SUMMARY                                           3
RISK FACTORS                                                 5
USE OF PROCEEDS                                              9
DILUTION                                                     9
CAPITALIZATION                                              10
PRICE RANGE OF COMMON STOCK                                 10
DIVIDEND POLICY                                             11
SELECTED FINANCIAL DATA                                     11

MANAGEMENT'S DISCUSSION AND

   ANALYSIS OR PLAN OF OPERATION                            15
BUSINESS                                                    20
LEGAL PROCEEDINGS                                           24
MANAGEMENT                                                  24
EXECUTIVE COMPENSATION                                      25
PRINCIPAL STOCKHOLDERS                                      27
CERTAIN TRANSACTIONS                                        28
SELLING STOCKHOLDERS                                        28
PLAN OF DISTRIBUTION                                        30
DESCRIPTION OF CAPITAL STOCK                                31
SHARES ELIGIBLE FOR FUTURE SALE                             34
LEGAL MATTERS                                               35
EXPERTS                                                     35
INDEMNIFICATION                                             35
WHERE YOU CAN FIND ADDITIONAL INFORMATION                   35
INDEX TO FINANCIAL STATEMENTS                              F-1

                               PROSPECTUS SUMMARY

         This summary highlights selected information from elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements.

Pen Interconnect, Inc.

         Our offices are located at 1601 Alton Parkway, Irvine, California 92606 and our telephone number is (949) 798-5800.

         We develop and produce electronic products for original equipment manufacturers, or OEMs, in the computer, telecommunications, electronic instrument, medical and testing equipment industries. We currently operate two divisions:

         1) the InCirT division, located in Irvine, California, provides assembly and testing services for electronic circuit boards;

         2) the PowerStream division, located in Orem, Utah, designs and manufactures custom power supplies, battery chargers and uninterruptible power supply, or UPS, systems.


         In December 1999, we entered into letters of intent to sell both the InCirT and PowerStream divisions. The potential buyer of the InCirT division has recently indicated that it is not interested in pursing the purchase at this time. However, we are actively engaged in discussion with other potential buyers for the InCirT division. The sale of the PowerStream division is currently pending the completion of due diligence investigation by the potential buyer.


Common Stock offered by the selling stockholders 11,841,781 shares

Shares outstanding prior to offering 9,663,114 shares

Shares to be outstanding after the offering 21,504,895 shares. This does not include approximately 12,299,000 shares of common stock issuable upon the exercise of outstanding stock options and warrants.


OTC Bulletin Board Symbols PENC, PENCW


         We will not receive any proceeds from the sale of common stock in this offering. We will receive proceeds from the exercise of warrants and options which will be used for general corporate working capital. These warrants and options have been issued to many individuals and companies on numerous occasions, primarily as compensation for services. The Series A and Series B preferred stock is convertible without any further payment to us. See pages 33-34 for more information on the preferred stock financings. Also see "Use of Proceeds."

         For a discussion of the risks you should consider before investing in the common stock, see "Risk Factors."

Summary Financial Information:

The following financial information has been derived from our financial statements included elsewhere in this prospectus. This data should be read in conjunction with those financial statements and the related notes. See "Financial Statements".

Statement of Operations Data:



                                                         Fiscal Year Ended September 30,
                                                         -------------------------------
                                                    1999                                       1998
                                                    ----                                       ----
Net sales                                       $ 17,651,838                              $17,091,432
Net loss                                         (12,014,791)                              (5,445,383)
Loss per share                                         (1.82)                                   (1.24)
Weighted average common shares
outstanding
                                                   7,133,344                                4,397,490



Balance Sheet Data:


                                            As of September 30, 1999            As of September 30, 1998
                                            ------------------------            ------------------------

Cash and cash equivalents                   $         177,214                           $    657,777
Net working capital(deficit)                       (3,197,941)                            (1,714,606)
Total assets                                        9,529,395                             14,090,656
Total liabilities                                  11,339,523                             10,224,688
Stockholders' equity(deficit)                      (1,810,128)                             3,865,968



                                  RISK FACTORS

In addition to the other information in this prospectus, the following factors should be considered carefully in evaluating an investment in the securities offered by this prospectus.

If we continue to suffer losses we may not be able to continue in business.


         We have had losses from operations in recent fiscal periods. Losses were $12,014,791 in the fiscal year ended September 30, 1999 ("fiscal 1999") and $5,445,383 in the fiscal year ended September 30, 1998 ("fiscal 1998"). This financial condition is partially the result of delays in getting contracts with new customers, low margins on a contract that represented a significant part of fiscal 1998's sales, and disappointing sales performance for the Cable and Moto-Sat divisions. These factors, among others, led our auditors, Grant Thornton LLP, to state in their opinion on our financial statements for both fiscal 1999 and fiscal 1998 that there is substantial doubt about our ability to continue as a going concern. We may continue to experience losses and may not be able to generate revenues at levels sufficient to support profitable operations.

If we sell our remaining divisions and do not find a new business to acquire, we will not have future revenues or earnings.

         In December 1999, we entered into letters of intent to sell both the InCirT and PowerStream divisions. The potential buyer of the InCirT division has recently indicated that it is not interested in pursing the purchase at this time. However, we are actively engaged in discussion with other potential buyers for the InCirT division. The sale of the PowerStream division is currently pending the completion of due diligence investigation by the potential buyer. We are currently negotiating to buy an electronics product business. If the InCirT and PowerStream divisions are sold and we are not successful in acquiring that electronics product or any other business, we will no longer have any business operations and will not be able to continue in business after spending any proceeds from the sale of the InCirT and PowerStream divisions.

If we are unable to obtain additional funds, we will not be able to meet future operating costs, replace our primary lender, or expand our business.

         Even if we are able to continue as an operating business, we will need additional working capital to meet our future operating costs, to replace our primary lender, and to fund business expansion opportunities and acquisitions. The amount of additional working capital needed is greater than our existing cash balances and cash generated from current or potential new operations. Our primary lender has requested that we find a new source of debt financing by February 28, 2000. In the past we have issued debentures, preferred stock, and borrowed other funds to provide working capital to meet current obligations. However, we currently are having difficulty in generating enough cash to fund operations, and our opportunities to obtain more cash from capital markets are diminishing. Even if we can obtain additional financing, it may not be available on favorable terms. If we can not obtain additional working capital, we will not be able to fund ongoing operations, potential mergers, acquisitions, or other growth opportunities.

Shares currently eligible for future sale will result in substantial dilution of the equity interests of existing stockholders and could reduce the price of our common stock.

         The market price of our common stock could be reduced if substantial amounts of our common stock are sold in a short time. All of the 9,937,705 shares of common stock outstanding as of February 1, 2000 can be resold in the public market either currently or when this registration statement is made effective by the SEC. In addition, currently approximately 20,899,000 shares of common stock may be issued upon exercise or conversion of our preferred stock, warrants, and stock options. The conversion and sale of these shares of common stock may also depress the price of our common stock. The following table sets forth potential additional shares of common stock which may be issued due to convertible securities:

         Series A preferred stock                    3,600,000 shares
         Series B preferred stock                    5,000,000 shares
         Warrants                                    8,117,333 shares
         Stock Options                               4,181,667 shares

         Our outstanding warrants and stock options were issued on many different occasions to many individuals and companies, primarily as compensation for services. The warrants and options have many different terms, exercise prices, and conditions. The number of shares of common stock given in the table as issuable on conversion of the preferred stock are the numbers of shares included in this prospectus. More stock may be issued on conversion of the preferred stock than shown in the table above. See pages 33-34 for more information on the terms, conversion prices, and conditions of the preferred stock.

Additional financing, if available, may result in substantial dilution of the equity interests of existing stockholders and reduce the price of our common stock.

         For most of fiscal 1999 and fiscal 1998, we had to raise additional cash from the capital markets to support the negative cash flow from operations. If we must issue more warrants, debentures, or preferred stock in order to obtain these funds, the common stock issuable upon their exercise or conversion will dilute the equity interests of existing stockholders and may tend to reduce the price of the common stock. In addition to the issuance of new debentures, preferred stock, and other convertible securities, the exercise price of our outstanding warrants can be reduced upon notice to the warrant holders. We have no current plans to reduce the exercise price of the warrants and holders of warrants should not anticipate such a reduction. If the exercise price is reduced, warrant holders may be able to purchase common stock for a price less than the then market value of the common stock which could result in a material dilution to the then current holders of common stock.


In addition to dilution to current stockholders, issuance of preferred stock could impede a takeover attempt.

         Our certificate of incorporation allows us to issue preferred stock with voting, liquidation and dividend rights senior to those of the common stock without the approval of our stockholders. The issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding stock and could also result in the dilution of the value of the then current stockholders' common stock.

Our sales could be reduced if our customers choose to manufacture internally or in East Asia.


         Our products are purchased by original equipment manufacturers for a wide variety of computer, medical, telecommunications, and industrial control products. In addition to competition from companies similar to ours in the United States, we could lose sales if our customers increase their own manufacture of circuit boards, or if manufacturing is moved to East Asian suppliers.


More than 50% of our recent sales have been to one customer and if we do not expand our customer base the loss of sales to that customer could significantly harm our business.


         Our sales have historically been concentrated with several large customers. Although we have tried to reduce our dependence on a few large customers, sales to only one customer accounted for approximately 59% of total sales for fiscal 1998 and approximately 44% of total sales for fiscal 1999. Our business could be harmed if we lost any major customer.


         Our sales to a particular customer can vary significantly depending on the life cycles of the customer's products. As a result of the rapid pace of technological development in the computer and related industries, products frequently have life cycles of less than a year. Demand for our products and services can diminish significantly as a customer's products reach the end of their useful sales lives or become so standardized as to be appropriate for high volume, low cost foreign production. We must expand our customer base to consistently have customers that have products at the beginning of their life cycles when demand for our production services is greatest. Therefore, our future prospects depend significantly on our ability to establish and maintain long-term customer relationships over the sales lives of multiple products and to add new customers in rapidly changing markets.

If we are unable to stay current with new technologies our business could be harmed by technological obsolescence.

         The industries that we serve are marked by rapid technological change. Technologies developed by others may render our customers' products noncompetitive or obsolete. We may not be able to adapt new technological developments quickly enough to remain competitive. The success of our customers' new product introductions depends on various factors, including proper new product selection, timely completion and introduction of new product designs, and the market acceptance. Some of our products also require compatibility with products manufactured by third-party vendors. We may not be able to maintain compatibility if vendors modify their products.

Because our products have limited proprietary protection other companies can imitate our products and harm our business by competing with us.

         In 1997 we acquired the PowerStream division, which included the rights to several patent applications. We have not yet determined if it would be economically worthwhile to pursue these patent applications. Our other divisions do not have any patented technology. We consider some aspects of our manufacturing processes as trade secrets and seek to protect this know-how with secrecy agreements. However, these agreements may not be enforceable in the event of a breach. Therefore, even if we are able to develop profitable new products, we may not be able to prevent competitors from copying these products. In addition, we have no registered trademarks, and our products typically do not refer to our company by name or mark. If we are unable to prevent competitors from copying our products, we will be subject to increased competition and our business may be harmed.

Many of our supplies come from foreign sources or only a few sources which increases the chances that our ability to get supplies could be limited and our business harmed.


         Some of our suppliers are located outside the United States. Political and economic conditions abroad may interfere with the purchase of materials from these foreign suppliers. Protectionist trade legislation in either the United States or foreign countries, such as a change in the current tariff structures, could also interfere with our ability to purchase materials from our foreign suppliers. Some key component parts used in our products are available from only one or a limited number of suppliers, and we currently do not have long-term agreements with all suppliers of components. A reduction or interruption in supply from third-party contractors would reduce our production unless or until alternative sources are established. Other potential problems with suppliers include defective components, an increase in prices from suppliers, or our inability to obtain lower prices when our competitors reduce prices.

Because we get many supplies from other countries, our business may be harmed by exchange rate fluctuations.

         We may be exposed to exchange rate fluctuations if foreign transactions with our suppliers are in currencies other than the U.S. dollar. To date we have not entered into non-U.S. dollar transactions and have not incurred any material exchange gains or losses. However, we may enter into these transactions in the future and fluctuations in the currency exchange rates could then cause us to experience unexpected financial losses.

Our business will be harmed if we are unable to match prices and production with the many strong competitors who have more resources than we do.


         Many of the markets for our products are highly competitive. We compete directly with numerous other contract manufacturers that, like us, obtain raw material from suppliers and in turn manufacture for customers. Generally, these other contract manufacturers and OEMs are substantially larger than us and have more resources than we do. As new products become standardized and are produced in large quantities, foreign producers in countries with lower labor costs than the United States compete with us for production of those products since they generally can offer lower prices than ours. We also compete with other companies to obtain supplies. A number of the companies from which we buy material maintain proprietary control of their newly designed products, which can make it difficult to replace them with other supplies.

If we can not recover increased prices of raw materials our business will be harmed.

         The raw materials that go into the components of the circuit boards we make are a significant component of our cost of sales. The prices of materials such as petroleum that are used to make plastics can vary substantially based upon many factors, including world economic and political conditions. Sometimes we can pass on these increases in raw material costs to our customers. However, we generally bid on projects in advance and may not be able to pass on all of the increased costs if raw material costs increase more than anticipated.

If we can not retain and hire qualified personnel our business will be harmed.


         If we are unable to sell the InCirT and PowerStream divisions, in order to expand our business we will depend upon the continued services of Stephen J. Fryer, our Chief Executive Officer; Mehrdad Mobesarri, President of the InCirT Division; and Daniele Reni, President of the PowerStream Division. We have employment agreements with Mr. Reni expiring in April 2000 and with Mr. Fryer expiring in October 2002. We have obtained $1,500,000 key person life insurance on Mr. Fryer and $500,000 on Mr. Reni. We will continue to depend on other members of our senior staff as well as on our ability to attract, retain, and motivate additional qualified personnel. The competition for experienced personnel is intense, and the loss of the services of one or more of our key employees could harm our business. We may not be able to retain our existing key employees or attract and retain any additional personnel we may require.

Trading in our common stock and warrants is more difficult because we have been delisted from Nasdaq and are now subject to the SEC's "penny stock" rules.


         As of March 30, 1999, our common stock and warrants were delisted from the Nasdaq National Market System because Nasdaq claimed that we did not have sufficient net tangible assets. The market value of our common stock and warrants has declined since the Nasdaq delisting and our stockholders may find it more difficult both to sell our securities and to obtain accurate quotations as to their market value.

         In addition, any broker engaging in a transaction in our securities are subject to compliance with "penny stock" rules. These rules require that the broker provide any customer with a risk disclosure document, disclosure of market quotations, disclosure of the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market values of our securities held in the customer's accounts. The market quotation and compensation information must be provided before effecting the transaction and must be contained on the customer's confirmation. These requirements may make brokers less willing to engage in transactions in our securities. This may make it more difficult for our stockholders to sell their securities.

It is unlikely that we will pay dividends.

         We have never paid dividends on our common stock and do not anticipate that we will pay dividends in the foreseeable future. Any earnings that may be generated will be used to finance the growth of our business. In addition, our revolving credit facility prohibits the payment of cash dividends without the lender's consent.



                                 USE OF PROCEEDS

         We would receive approximately $1,502,000 in cash from the sale of 2,541,781 shares of common stock included in this prospectus issuable upon exercise of the warrants and options after taking into account estimated offering expenses of approximately $100,000. We will receive no proceeds from the sale of securities by any selling stockholders. None or few of the warrants and options may be exercised and accordingly, we may receive no or only minimal proceeds from this offering. Any proceeds received from the exercise of the warrants and options would be added to working capital. We have no definite plans for the use of any proceeds from the exercise of the warrants and options nor have we made specific allocations as to the use of any proceeds. The proceeds could be used for:

         o current manufacturing, administrative, marketing or research and development expenses,
         o        the acquisition of inventory or related businesses,
         o        the repurchase of some of our outstanding securities, or
         o        the repayment of debt.


Future events may make shifts in the allocation of funds amongst these categories necessary or desirable. These events may include changes in the economic climate and our planned business operations or the success or failure of our intended business activities Any shifts in the use of proceeds will be at the discretion of our Board of Directors. We have not assumed the receipt of any funds from the exercise of the warrants or options in our financial planning. Prior to expenditure, any net proceeds will be invested in short-term interest bearing securities or money market funds.



                                    DILUTION


         Our negative net tangible book value as of September 30, 1999 was approximately $1,810,128 or $0.19 per share. Our negative net tangible book value per share is determined by subtracting the total amount of our liabilities from the total amount of our tangible assets and dividing the remainder by the number of shares of our common stock outstanding. Purchasers of shares of common stock in this offering will realize immediate and substantial dilution in the net tangible book value of their shares. The following table, based upon our negative net tangible book value as of September 30, 1999, illustrates the dilution to purchasers of shares of our common stock in this offering assuming the receipt of $1,502,000 from the exercise of warrants and options, based on the closing bid price of $0.28 per share on January 6, 2000:

Assumed public offering price per share                                   $0.28
Net tangible book value (deficit)per share at 9/30/99       $(0.19)
Increase per share attributable to this offering              0.18
                                                            ------
Pro forma net tangible book value (deficit) per share
   after this offering                                                    (0.03)
                                                                         ------
Dilution per share to new investors                                      $(0.31)
                                                                        =======

         The table above does not include approximately 12,299,000 shares of common stock issuable upon the exercise of currently outstanding stock options and warrants. Because the exercise prices of these stock options and warrants are all over $0.28 per share, the effect of their exercise would be anti-dilutive. We do not anticipate the exercise of any of these options or warrants.

                                 CAPITALIZATION


         The following table sets forth our capitalization as of September 30, 1999 and as adjusted to reflect the receipt of $1,502,000 in cash upon exercise of warrants and options for which the underlying common stock is registered in this prospectus and the conversion and issuance of all of the warrants, options, and preferred stock for which the underlying common stock is registered in this prospectus.

                                                                  As of September 30, 1999


                                                          Actual                 As adjusted


Long-term obligations less
   current maturities                                  $     229,051             $   229,051


Stockholders' equity (1)
  Preferred stock, $0.01 par value,
    authorized 5,000,000 shares, 2,800

    issued at September 30, 1999                                  28                     28
  Common stock,$0.01 par value,
     authorized 50,000,000 shares; issued
     and outstanding 9,638,114 shares at
     September 30, 1999 before the offering and
     21,479,895 shares as adjusted                            96,381                214,799
  Additional paid-in capital                              17,447,876             18,821,486
  Accumulated deficit                                    (19,354,413)           (19,354,413)
                                                        ------------           ------------
Total stockholders' equity (deficit)                      (1,810,128)              (308,128)
                                                         -----------           ------------
Total capitalization (deficit)                           $(1,581,077)          $    (79,077)
                                                         ============          ============


(1) Does not include approximately 12,299,000 shares of common stock issuable upon the exercise of stock options and warrants.



                           PRICE RANGE OF COMMON STOCK

         Our common stock and warrants have been traded on the OTC Bulletin Board since they were delisted from the National Association of Securities Dealers Automated Quotation system as of March 30, 1999. They are traded under the symbol "PENC" for the common stock and "PENCW" for the warrants. The common stock and warrants were first publicly traded on November 17, 1995. The following table sets forth the range of high and low bids for our common stock for the last two years.

                                           High              Low
Fiscal Year 1999 Quarter Ended

September 30, 1999                         $0.81            $0.52
June 30, 1999                               1.19             0.78
March 31, 1999                              2.00             0.72
December 31, 1998                           2.50             0.77

Fiscal Year 1998 Quarter Ended
September 30, 1998                          $2.22            $0.81
June 30, 1998                                3.09             1.88
March 31, 1998                               3.19             2.50
December 31, 1997                            3.13             1.88

Fiscal Year 1997 Quarter Ended
September 30, 1997                          $2.50            $1.13
June 30, 1997                                1.88             1.38
March 31, 1997                               2.75             0.88
December 31, 1996                            3.38             1.94


         On February 11, 2000, the closing quotation for the common stock on the OTC Bulletin Board was $0.35 per share. As of February 1, 2000, there were 9,937,705 shares of common stock issued and outstanding, held by approximately 1,100 shareholders, including several holders who are nominees for an undetermined number of beneficial owners.



                                 DIVIDEND POLICY

         Pen has not paid any dividends with respect to its common stock and does not anticipate paying any dividends in the near future. Pen's credit facility with its bank prohibits the payment of dividends without the consent of the bank.


                             SELECTED FINANCIAL DATA

         The following selected financial information concerning Pen has been derived from the financial statements included elsewhere in this prospectus and should be read in conjunction with the financial statements and the notes thereto. See "Financial Statements." The selected financial data should be read in conjunction with and is qualified in its entirety by, Pen's financial statements, related notes and other financial information included elsewhere in this prospectus.

Statement of Operations Data:

                                                                       Fiscal Year Ended September 30,
                                                                   1999                           1998
                                                                   ----                           ----

Net sales                                                   $17,651,838                   $ 17,091,432
Cost of sales                                                16,668,290                     15,892,456
                                                             ----------                     ----------
Gross profit                                                    983,548                      1,198,976
Operating expenses
   Sales and marketing                                          206,014                        565,185
   Research and development                                     350,047                        550,843
   General and administrative                                 6,558,557                      2,373,875
   Asset impairment charges                                   2,598,894                        570,765
   Depreciation and amortization                                503,397                        675,753
                                                                -------                        -------
Total operating expenses                                     10,216,909                      4,736,421
                                                             ----------                      ---------
Operating loss                                              (9,233,361)                    (3,537,445)
Interest expense                                              (678,933)                    (1,100,717)
Loss on sale of division                                    (1,575,497)                             --
Other income (expense), net                                      74,236                       (39,361)
                                                                -------                       --------
                                                            (2,180,194)                    (1,140,078)
                                                            -----------                    -----------
Loss before income taxes                                   (11,413,555)                    (4,677,523)
Income tax expense                                              601,236                       767,860
                                                                -------                      --------
Net Loss                                                $( 12,014,791 )                   $(5,445,383)
                                                          ============                    ============
Loss per common share  -  basic                                 $(1.82)                        $(1.24)
                       - diluted                                $(1.82)                        $(1.24)
Weighted-average common shares outstanding - basic            7,133,344                      4,397,490
                                         - diluted            7,133,344                      4,397,490


Balance Sheet Data

Assets

                                                         September 30, 1999             September 30, 1998

CURRENT ASSETS
    Cash and cash equivalents                          $     177,214                    $   657,777
    Receivables
       Trade accounts,  less  allowance for doubtful
         accounts of $1,890,576 and $108,575 at
         September 30, 1999 and September 30, 1998,
         respectively                                      2,708,567                      3,350,970
       Current maturities of notes receivable                575,112                         35,675
    Inventories                                            4,250,661                      3,680,169
    Investments                                                 --                          242,739
    Prepaid expenses and other current assets                130,977                        261,375
    Deferred tax asset                                           --                          41,324
                                                           ---------                         ------

           Total current assets                            7,842,531                     8,270,029
                                                        ------------                     ---------

PROPERTY AND EQUIPMENT, AT COST
    Production equipment                                    1,450,494                    2,624,513
    Furniture and fixtures                                    167,169                      837,594
    Transportation equipment                                   22,149                       83,522
    Leasehold improvements                                    273,733                      613,248
                                                             --------                      -------
                                                            1,913,545                    4,158,877
    Less accumulated depreciation                            (376,681)                   1,680,266
                                                        -------------                    ---------
                                                            1,536,864                    2,478,611
 OTHER ASSETS
    Notes receivable, less current maturities                 150,000                        3,989
    Deferred income taxes                                          --                      725,667
    Goodwill and other intangibles (net)                           --                    2,031,685
     Investments                                                   --                      482,220
    Other                                                          --                       98,455
                                                       --------------                  -----------
                                                              150,000                    3,342,016
                                                       --------------                  -----------
                                                       $    9,529,395                  $14,090,656
                                                       ==============                  ===========


LIABILITIES AND STOCKHOLDERS' EQUITY(DEFICIT)

                                                             September 30, 1999         September 30, 1998

CURRENT LIABILITIES
    Line of credit                                             $  4,436,562              $  4,064,361
    Subordinated debentures                                              --                 1,401,429
    Current maturities of long-term obligations                   1,682,478                 1,132,538
    Current maturities of capital leases                            122,759                    69,621
    Accounts payable                                              3,961,412                 2,926,797
    Accrued liabilities                                             837,261                   389,889
                                                                  ---------                   -------

           Total current liabilities                             11,040,472                 9,984,635



LONG-TERM OBLIGATIONS, less

   current maturities                                                  --                     51,965


CAPITAL LEASE OBLIGATIONS,

   less current maturities                                         299,051                   22,333

DEFERRED INCOME TAXES                                                --                     165,755
                                                                   -------                  -------

           Total liabilities                                    11,339,523               10,224,688

STOCKHOLDERS' EQUITY (DEFICIT)
    Convertible preferred stock, $0.01 par value,

       authorized 5,000,000 shares, none issued at September

       30, 1998 and 2,800 issued at September 30, 1999                  28                     --
    Common stock,$0.01 par value,
       authorized 50,000,000 shares; issued
       and outstanding 9,638,114 shares at
       September 30, 1999 and 5,018,437 shares
       at September 30, 1998                                        96,381                 50,184
    Additional paid-in capital                                  17,447,876             10,890,022
    Accumulated deficit                                        (19,354,413)            (7,074,238)
                                                              ------------            -----------

           Total stockholders' equity (deficit)                 (1,810,128)             3,865,968

                                                              ============           ============

                                                              $  9,529,395           $ 14,090,656

                                                              ============           ============


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward-looking Statements

         This report contains forward-looking statements intended to come within the meaning of section 27A of the Securities Act of 1933, and section 21E of the Securities Exchange Act of 1934, that involve risks and uncertainties. In addition, Pen may from time to time make oral forward-looking statements. Actual results are uncertain and may be impacted by the following factors. In particular, some risks and uncertainties that may impact the accuracy of the forward-looking statements with respect to revenues, expenses and operating results include without limitation, cycles of customer orders, general economic and competitive conditions and changing consumer trends, technological advances and the number and timing of new product introductions, shipments of products and components from foreign suppliers, and the timing of changes in the mix of products ordered by customers. As a result, the actual results may differ materially from those projected in the forward-looking statements. Because of these and other factors that may affect Pen's operating results, past financial performance should not be considered an indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.


         The following discussion and analysis provides information which Pen's management believes is relevant to an assessment and understanding of Pen's results of operations and financial condition for the fiscal years ended September 30, 1999 and 1998. This discussion should be read in conjunction with the financial statements and notes of Pen included in this prospectus.

Results of Operations - Fiscal Years Ended September 30, 1999 and 1998

         Net sales. Net sales increased 3.3% by $560,406 from $17,091,432 for fiscal 1998 to $17,651,838 for fiscal 1999. The increase is primarily the result of $2,935,839 in sales to two new customers of the InCirT division beginning in the fiscal quarter ended June 30, 1999. These new sales were offset by the loss of sales from the Cable and MotoSat divisions which were sold beginning in February 1999. Sales to the new customers were less than originally anticipated because the customers' own financial problems. As a result, Pen suspended shipments to one customer and reduced shipments to the other customer to what it could pay on a cash-on-delivery basis.

         Cost of sales. Cost of sales as a percentage of net sales remained relatively constant at 94% in fiscal 1999 compared to 93% in fiscal 1998. The slight increase was not the result of any distinct material factors.

         Operating expenses. Operating expenses increased from $4,736,421 in fiscal 1998 to $10,216,909 in fiscal 1999 for a total increase of $5,480,488. This increase resulted primarily from the following areas:

o $2,028,129 in impaired asset charges arising from the sale of the Cable division and writing off goodwill associated with the InCirT and PowerStream divisions.

o $4,184,682 in general and administrative expenses resulting from an increase in legal and accounting fees associated with potential merger and acquisition negotiations as well as writing off accounts receivable of $2,030,833.

The increases were partially offset by:

o A decline in sales and marketing expenses of $359,171.

o        A  decline  in  depreciation  and  amortization   expense  of  $172,356
         resulting from the sale of the Cable and PowerStream divisions.

         Other income and expenses. Pen's other expenses increased by $1,040,116 from $1,140,078 in fiscal 1998 to $2,180,194 in fiscal 1999. This increase stems primarily from two sources:

o The combined loss on the sale of the Cable and MotoSat divisions of $1,575,497.

o Fees of $249,722 primarily associated with the issuance of preferred stock.

         The increase was offset by a decline in interest expense of $421,784 primarily due to reduced borrowing to support the sold Cable and MotoSat divisions.

         Net loss and loss per share. Net losses increased to $12,014,791 or $1.82 per share in fiscal 1999 from $5,445,383, or $1.24 per share, in fiscal 1998, representing an increase of $6,569,408, or $0.58 per share. This increased loss resulted primarily from the following:

o $0.95 per share from the increase in general and administrative expenses, o $0.22 per share from accrued preferred stock dividends, o $0.46 per share from the write off of impaired assets, and o $0.36 per share from losses on sale of the Cable and MotoSat divisions.

         The increase in losses per share was offset by $1.13 per share due to the increase in weighted average number of outstanding shares during fiscal 1999.

Backlog of orders

         Pen currently has a backlog of orders in the InCirT division due to its inability to fund the purchase of materials to fulfill orders from its major customer, Alaris. The PowerStream division has also developed a backlog with its principal customer. Pen anticipates that these backlogs will continue until Pen obtains more financing or the divisions are sold.

Inflation and Seasonality

         Pen does not believe that it is significantly impacted by inflation. The InCirT division has incurred a drop in sales of approximately 30% during the fiscal quarter ending March 31 as a result of a decline in orders from its largest customer, Alaris. Sales increased again in April. This seasonal decline in sales creates cash flow problems in funding expenses of higher sales volumes in the prior months. However, in fiscal 2000 a significant decrease in sales is not expected because of Pen's order backlog.


Year 2000 Readiness


         In general, the Year 2000 issue relates to computers and other systems being unable to distinguish between the years 1900 and 2000 because they use two digits, rather than four, to define the applicable year. Systems that fail to properly recognize this information will likely generate erroneous data or cause a system to fail possibly resulting in a disruption of operations. Pen's products do not incorporate this date coding so Pen's efforts to address the Year 2000 issue fall in the following three areas:

o        Pen's information technology, or IT, systems;
o        Pen's non-IT  systems  (i.e.,  machinery,  equipment  and devices which
         utilize    technology    which   is   "built-in"   such   as   embedded
         mirocontrollers); and
o        third-party suppliers.

         Pen's management has completed its evaluation of its IT systems and believes that those systems are Year 2000 compliant. Pen's non-IT systems are not date-sensitive and therefore should not pose material risk in relation to Year 2000. Costs were expensed as incurred and do not appear to have been material.

         Third party suppliers and customers present a different problem in that Pen cannot control the efforts of these third parties. Pen has completed its review of its critical customers and believes that they are Year 2000 compliant. Pen has requested confirmations from third party suppliers that they are Year 2000 compliant to avoid disruptions of services and supplies. To date Pen has not completed its review of responses from its critical vendors. However, any failure on the part of companies with whom Pen transacts business to be Year 2000 compliant on a timely basis may harm Pen's operations.

Liquidity and Capital Resources

         Pen had negative working capital of $3,197,941 at September 30, 1999 compared to a negative working capital of $1,714,606 at September 30, 1998, for an increase in negative working capital of $1,483,335. The increase primarily resulted from increases in accounts payable of $1,034,615, in the current portion of long-term obligations of $549,940, and in accrued liabilities of $447,372. These were offset by a non-cash conversion of $1,401,429 of subordinated debentures. In addition, Pen's failure to comply with loan covenants with its primary lender, FINOVA, resulted in the entire loan being classified as a current liability.

         Over the course of fiscal 1999, Pen continued to experience cash flow problems. For most of fiscal 1998, the market price of Pen's stock was sufficient to raise additional cash to support the negative cash flow from operations. Pen's stock price has since declined and Pen's securities have been delisted from the Nasdaq National Market.

         In September 1999, Pen completed the sale of the MotoSat division to a company controlled by James Pendleton, Pen's former Chairman and CEO. The sale did not generate cash proceeds but eliminates monthly operating losses associated with MotoSat. All assets and liabilities of the MotoSat division were transferred to Mr. Pendleton's company in exchange for the cancellation of future obligations to make payments of deferred compensation in Mr. Pendleton's employment contract. The transfer of the MotoSat division to Mr. Pendleton resulted in a loss of approximately $68,000.

         In February 1999, Pen sold substantially all of the assets of the Cable division to Pen Cabling Technologies, LLC, a wholly-owned subsidiary of CTG, Inc. The purchase price was $1,075,000 and the assumption by CTG of lease obligations of the Cable division. The purchase price was based upon the approximate book value of the assets and liabilities divested. Pen, CTG, and its subsidiary also entered into a Consulting Agreement under which Pen will receive royalties on future sales of the Cable division business and products. Of the purchase price, $847,823 was paid to Pen's principal lender, FINOVA, and $227,177 was paid to satisfy many outstanding liabilities relating to the Cable division which were not assumed by CTG. The transaction resulted in a loss for financial reporting purposes of approximately $1.5 million.

         In June 1999, Pen entered into an agreement to merge with Transdigital Communications Corporation, which is commonly known as TCC. This agreement was terminated by mutual agreement of Pen and TCC on September 1, 1999. Before the agreement was terminated Pen loaned approximately $500,000 to TCC to help with operations in anticipation of the merger closing. TCC signed a note for the loan which calls for repayment as they secure additional financing from other sources. As of the date of this prospectus TCC has not obtained other financing.

         With the sale of the MotoSat and Cable divisions, the InCirT and PowerStream divisions are the only divisions remaining that generate revenue. The InCirT division produced 95% of the total revenues generated by these two divisions in fiscal 1999. Pen is actively pursuing the sale of both remaining divisions. As a result of Pen's liquidity difficulties and the anticipated sale of these divisions, Pen has written off the unamortized balance of goodwill associated with those two divisions.

         Two new customers were secured by the InCirT division during the fiscal quarter ended June 30, 1999. However, both new customers developed cash flow problems. The InCirT division has suspended sales or is selling on a COD basis with these new customers. As a result, sales for the InCirT division have declined and Pen has had to write off $1,878,846 of receivables related to these customers. Pen has outstanding short-term notes of $1,611,557 for raw material inventory purchased from both customers.

         The InCirT division acquired two additional production lines totaling $617,955. One line was acquired through a lease for $417,955 and the other was purchased from InCirT's major customer, Alaris, on a note for $200,000 to be applied against receivables owed InCirT at a rate of $40,000 per month.

         In October 1999 Pen received notice from its primary lender (FINOVA) that because of an over- advance from the uncollected receivables from the two new customers and because of continued losses from operations FINOVA was placing Pen's loan in default status. Pen was requested to pay off the outstanding loan balance by December 18, 1999. FINOVA has since extended the deadline to February 28, 2000. No other lending or financing arrangements have been made at this time. Pen anticipates being able to satisfy the FINOVA loan from the proceeds of the sale of the InCirT division. In December 1999, Pen signed a letter of intent for this sale but the potential buyer has recently indicated that it is not interested in pursuing the acquisition at this time. Pen is actively engaged in discussions with other potential buyers but no agreements or commitments have been entered into as of the date of this prospectus.

         Pen is negotiating to purchase an electronics products business. However, no agreements or commitments have been entered into as of the date of this prospectus.

         FINOVA has withheld advances to reduce the over-advance situation with Pen's line of credit. This has restricted Pen's ability to pay vendors and obtain raw materials to meet shipping schedules. The InCirT division has had to contract with a competitor to purchase raw materials for Alaris, Pen's major customer. If the competitor replaces Pen as the supplier to Alaris, Pen would lose 50% of its sales.

         Pen continues to face tight cash constraints due to vendors' requiring advanced payments or low credit limits. Cash from operations has not been sufficient to cover expenses. Pen has had to raise cash in fiscal 1998 and 1999 through two bridge loans, the exercise of warrants from a reduction in exercise price, and issuing two series of convertible preferred stock. The bridge loans raised a total of $900,000. In addition to raising approximately $883,000 from the exercise of stock warrants, Pen completed private placements of debentures totaling $2.5 million. Debentures totaling $1,100,000 were issued during December 1997, $400,000 were issued in April 1998 and the remaining $1,000,000 were issued in June 1998. Of these debentures, $1,000,000 were converted into shares of common stock in fiscal 1998 and another $1,175,000 have been converted in fiscal 1999.


         Funds have been realized from the issuance of Series A preferred stock and Series B preferred stock in the second and third fiscal quarters of fiscal 1999. Each share of Series A preferred stock is convertible into an amount of shares of Pen common stock equal to $1,000 divided by the average of the two lowest closing bid prices for Pen common stock during the period of 22 consecutive trading days ending with the last trading day before the date of conversion, after discounting that market price by 15% in the case of the Series A preferred stock and 20% in the case of the Series B preferred stock. The shares of Series B preferred stock are convertible into common stock at the same conversion price as the Series A preferred stock. The maximum conversion price for both the Series A and Series B preferred stock is $0.53 per share. Warrants to acquire approximately 340,000 shares of common stock at conversion prices ranging from $0.86 to $1.434 per share were also issued to the purchasers of the Series A and Series B preferred stock. These two private placements resulted in total net proceeds to Pen of $1,650,000 in addition to paying approximately $800,000 of outstanding notes payable.


         Pen's management estimates that approximately $1 million may have to be raised to sustain operations if the InCirT and PowerStream divisions can not be sold. An additional undetermined amount will have to be raised because Pen's primary lender has requested that Pen find a new source of debt financing by February 28, 2000. As of the date of this prospectus, Pen has no prospects for new sources of debt or equity financing. Pen is seeking to relieve the liquidity difficulties by pursuing the sale of its remaining divisions. Pen's management believes that these sales may raise sufficient funds to acquire new business operations or place Pen in a position to raise new capital to do so. However, additional capital would still be necessary to fund the operations of a new business. If Pen cannot raise the additional capital, Pen will continue to incur losses from its operations and may have to seek bankruptcy protection.

                                    BUSINESS

General

         We develop and produce on a turnkey basis, contract manufacturing solutions for original equipment manufacturers in the computer, telecommunications, electronic instrument, medical and testing equipment industries. Original equipment manufacturers are generally referred to by the initials OEM. We currently operate two divisions: 1) the InCirT division, located in Irvine, California, provides assembly and testing services for electronic circuit boards; and 2) the PowerStream division, located in Orem, Utah, designs and manufactures custom power supplies, battery chargers and UPS systems. In September 1999, we closed the sale of our MotoSat division, located in Salt Lake City, Utah, to a company controlled by our former Chairman. On February 5, 1999, we closed the sale of our Pen Cable division, located in Salt Lake City, Utah, to a subsidiary of CTG, Inc. In December 1999, we entered into letters of intent to sell both the InCirT and PowerStream divisions. The potential buyer of the InCirT division has recently indicated that it is not interested in pursing the purchase at this time. However, we are actively engaged in discussion with other potential buyers for the InCirT division. The sale of the PowerStream division is currently pending the completion of due diligence investigation by the potential buyer.


Summary of Current Year Events and Subsequent Events

         Since the end of fiscal 1998, Pen has entered into several agreements which have had, or will have, a material impact on Pen. Over the course of fiscal 1998, Pen experienced a lower level of profitability than was anticipated at the beginning of the year and Pen has consequently experienced continued cash flow problems. The lower than expected level of profitability has been the result of several delays in expected contracts with new customers and lower margins realized on a new contract that yielded significantly higher sales. For most of fiscal 1998, the market price of Pen's stock was sufficient to raise additional cash to support the negative cash flow from operations. Pen's stock price has since declined and Pen's securities have been delisted from the Nasdaq National Market.


         In September 1998 Pen entered into discussions with a prospective buyer for the MotoSat and the Pen Technology Cable divisions because of continued losses generated by these divisions and the lack of capital to adequately fund and grow the business of these two divisions. Moreover, new management determined that the MotoSat business and products did not strategically fit the goals and directions established by Pen. In September 1999, Pen completed the sale of the MotoSat division to a company controlled by James Pendleton, Pen's former CEO. The sale did not generate cash proceeds but eliminated monthly operating losses associated with MotoSat. All assets and liabilities of the MotoSat division were transferred to Mr. Pendleton's company in exchange for the cancellation of future obligations to pay deferred compensation under Mr. Pendleton's employment contract. The transfer of the MotoSat division to Mr. Pendleton's company resulted in a loss to Pen of approximately $68,000.

         In February 1999, Pen closed an Asset Purchase Agreement with Pen Cabling Technologies, LLC, a wholly-owned subsidiary of CTG, Inc. CTG acquired substantially all of the assets relating to the Cable division. The purchase price was $1,075,000 and the assumption by CTG of lease obligations of the Cable division. The purchase price was based upon the approximate book value of the assets and liabilities divested. Pen, CTG, and its subsidiary also entered into a Consulting Agreement under which Pen will receive royalties on future sales of the Cable division business and products. Of the purchase price, $847,823 was paid to Pen's principal lender, FINOVA, and $227,177 was paid to satisfy many outstanding liabilities relating to the Cable division which were not assumed by CTG. The transaction resulted in a loss for financial reporting purposes of approximately $1.5 million.

         In December 1998, Pen entered into a purchase agreement with Laminating Technologies, Inc. Under the agreement, a newly formed subsidiary of Pen would merge into Laminating Technologies and Laminating Technologies would become a wholly-owned subsidiary of Pen. This agreement was terminated by mutual agreement of the parties in April 1999.

         In June 1999, Pen entered into an agreement to merge with Transdigital Communications Corporation, which is commonly known as TCC. TCC is a privately held developer of entertainment and database systems for the transportation markets which includes narrow bodied commercial aircraft and cruise ships. This agreement was terminated by mutual agreement of Pen and TCC on September 1, 1999.

         In October 1999 Pen received notice from its primary lender, FINOVA, that it was placing Pen's loan in default. Pen was originally asked to pay off the loan by December 18, 1999. FINOVA has since extended the deadline to February 28, 2000. No other lending or financing arrangements have been made at this time. Pen anticipates being able to satisfy the FINOVA loan from the proceeds of the sale of the InCirT division. In December 1999, Pen signed a letter of intent for this sale but the potential buyer has recently indicated that it is not interested in pursuing the acquisition at this time. Pen is actively engaged in discussions with other potential buyers but no agreements or commitments have been entered into as of the date of this prospectus.

         Pen is also negotiating to purchase an electronic products business. However, no agreements or commitments have been entered into as of the date of this prospectus.

         On December 28, 1999 Pen signed a letter of intent to sell the PowerStream division to a private investor. Due diligence is currently being performed under the terms of the letter of intent.


Principal Products and Services

         Pen focuses on providing services to OEMs interested in utilizing contract manufacturing for some or all components incorporated in OEM products. OEMs have been increasing their use of contract manufacturers to provide components and expertise in order to reduce the capital investment necessary to manufacture subassemblies thereby enabling the OEMs to focus their resources on their end products.

         Advances in technology of electronic products and increased unit volume would require OEMs to invest more heavily in internal manufacturing through increased working capital, capital equipment, labor, systems and infrastructure. Use of contract manufacturers such as Pen allow OEMs to maintain advanced manufacturing capabilities while minimizing overall resource requirements. Contract manufacturers also allow OEMs to focus more sharply on their own core competencies where they add the greatest value such as product development and marketing.

         Pen markets its products and services to its customers through in-house salesmen and independent sales representatives. Pen's OEM customers are located throughout the continental U.S.


         The following is a summary of the products and markets of Pen's divisions.


         InCirT Division

         Pen's InCirT division is engaged in the electronic manufacturing services industry and provides certified assembly and testing services for electronic circuit boards. Pen can assemble circuit boards using both commonly accepted methods. These are surface mount, where the parts are assembled on the surface of the circuit board, and through-hole, where the parts are assembled through holes in the circuit board. These products are used primarily in computer, testing, and medical equipment. Pen's services are certified by the International Standards Organization.

         The InCirT division has experienced a significant increase in sales as a result of a contract with Alaris Medical Systems (See "Dependence on Major Customers"). The Alaris contract, while providing a significant increase in revenue for the InCirT division, provides for lower margins than most contracts secured by the InCirT division. (See "Management's Discussion and Analysis or Plan of Operation"). In March and April 1999, Pen began to secure business with new customers for the InCirT division, including ongoing contracts with Imaging Technologies Corporation, TCC, and Xtend Micro Products. However, these customers subsequently have developed cash flow problems which have severely reduced or ended their orders to InCirT.

         In December 1999, Pen signed a letter of intent for the sale of the InCirT division but the potential buyer has recently indicated that it is not interested in pursuing the acquisition at this time. Pen is actively engaged in discussions with other potential buyers but no agreements or commitments have been entered into as of the date of this prospectus.


         PowerStream Division


         The PowerStream division designs custom power supplies, battery chargers and UPS systems for OEMs and has been able to produce several of those designs for sale to other companies. Production is contracted out to contract manufacturers. Larger orders are manufactured at a facility in China to take advantage of lower labor rates and component costs while production runs of smaller amounts are manufactured by domestic contract manufacturers.

         PowerStream has a major contract with L3 Corporation. Delays in shipping resulted in lower sales than anticipated. Other customers have been inadequate to make the PowerStream division a cash contributor to Pen. PowerStream has used $452,360 in its operations during fiscal 1999 and $533,124 in fiscal 1998.

         On December 28, 1999 Pen signed a letter of intent to sell the PowerStream division to a private investor. Due diligence is currently being performed under the terms of the letter of intent.


Distribution Methods

         Pen receives orders directly from OEM's and ships the product directly to them. No other distribution method is employed.

Competition


         Pen's primary products and services are sold to OEM's in high technology industries. The computer industry in particular has been under intense pressure to provide faster and more powerful products at a lower cost. Consequently, many contracts calling for large production runs are now being processed in the Pacific Rim countries due to favorable labor rates. As a result of this sales declined significantly in the Cable division prior to its sale.


         The InCirT division provides services producing products for which the OEMs do not require large enough quantities to make production in Asia economical. The InCirT division competes on the basis of price, quality, and speed of production and delivery. Its principal competitors include Superior Manufacturing, Comtel, and Qtron, among others.

         PowerStream has only a small number of competitors. Furthermore, Pen has a policy of flexibility in working with customers on product modifications and the PowerStream products are competitively priced.

Sources and Availability of Raw Material

         There are a large number of vendors for many of the raw materials used by all of Pen's divisions. Some key component parts used in Pen's products are available from only one or a limited number of suppliers, and Pen currently does not have long-term agreements with all suppliers of components. A reduction or interruption in supply from third-party contractors would reduce Pen's production unless or until alternative sources are established.

         The availability of raw materials has been hampered by the lack of cash flow and the corresponding inability to pay vendors in a timely manner. Some vendors from time to time have withheld necessary raw materials until payments have been brought current. The impact of this is potential delays in meeting customer shipping deadlines, incurring overtime expenses to comply with customer shipping schedules and more expensive freight costs to have materials arrive in a timely manner, all of which negatively impact profitability.


Dependence on Major Customers

         Pen sells its products and services principally to OEMs. Because the products are not sold at retail to the public, Pen is always dependent on having supply contracts with OEMs. Consequently, at any given time Pen can be dependent on one or a few major customers.


         Sales of the InCirT division's medical instrument business grew substantially with the short-term expansion of a contract with Alaris Medical Systems. The increase in sales to Alaris have decreased to levels existing before the contract expansion since its expiration at the end of 1998. Total sales to Alaris Medical Systems comprised approximately 59% of Pen's sales in fiscal 1998 and approximately 44% of Pen's sales in fiscal 1999. Triconix comprised approximately 19% of Pen's sales in fiscal 1999. The loss of either of these customers would impair Pen's ability to continue operating. In March and April 1999, Pen began to secure business with new customers for the InCirT division, including ongoing contracts with Imaging Technologies Corporation, TCC, and Xtend Micro Products. However, these customers subsequently have developed cash flow problems which have severely reduced their orders to InCirT.


Intellectual Property

         Pen, through its PowerStream division, has submitted applications for patents on various technologies developed by PowerStream. These applications are pending and are in various stages of evaluation. Pen does not have any other intellectual property.

Effect of Governmental Regulation on Business

         Pen is not aware of any existing governmental regulation and does not anticipate any governmental regulation which materially affects its ability to conduct its business operations.

Research and Development


         Pen had a decrease in research and development costs in fiscal 1999 compared to fiscal 1998. Because PowerStream's operations focus on the development of new products for customers, Pen treats all of PowerStream's overhead expenses as research and development costs.


Compliance with Environmental Laws

         Pen has not incurred, and does not presently anticipate incurring, any material costs in complying with all federal and state environmental laws.

Employees

         As of September 30, 1999, Pen employed approximately 212 full and part-time employees. Five employees were executive personnel, nine were technical and engineering personnel, 11 were in marketing, sales, administrative, accounting, information systems, and clerical, and 187 were manufacturing personnel.

Properties

         In July 1998, the InCirT division moved into a new manufacturing and office facility in Irvine,

California. This new facility consists of 51,400 square feet of which 46,400 is currently being used; 35,000 square feet of manufacturing space and 11,400 of office space. The expansion capacity can be converted into both office and manufacturing space as the need arises. The lease on the property runs until July of 2005.


         The PowerStream division's sales and engineering facilities are located in Orem, Utah. The premises contain approximately 5,200 square feet of space, all of which is utilized for sales, research, development, prototype production and administration.

         Management believes that the above properties and their contents are adequately covered by insurance and that the square footage is sufficient to meet Pen's needs.


                                LEGAL PROCEEDINGS


         Pen and its CEO, Stephen Fryer, are defendants in a lawsuit brought by a former officer of Pen in November 1999 alleging breach of an employment contract and fraud. The case is "Alan Weaver vs. Pen Interconnect, Inc. and Stephen Fryer," #817158 in the Superior Court, County of Orange, State of California.


                                   MANAGEMENT

         Directors and Executive Officers.


         Pen's directors and executive  officers,  and their respective ages and positions with Pen, are set forth below in tabular form. Biographical information on each person is set forth following the tabular information. There are no family relationships between any of Pen's directors or executive officers. Pen's board of directors is currently comprised of six members, each of whom is elected for a term of one year. Executive officers are chosen by and serve at the discretion of the Board of Directors.

Name and Age                                Position


Stephen J. Fryer, 61           President, Chief Executive Officer and Director

Mehrdad Mobasserri, 47         President, InCirT Division

Daniele Reni, 48               Vice President of Engineering;
                               President, PowerStream Division

Brian Bonar, 52                Director

James E. Harward, 47           Director

Milton Haber, 76               Director

Wayne R. Wright, 61                     Director

         Stephen J. Fryer has served as President and Chief Operating Officer of Pen since February 1999, as a director of Pen since 1997, and as Senior Vice President of Sales and Marketing from October 1996 to October 1997. He has also been Chief Executive Officer since February 1999. From 1989 to 1996, Mr. Fryer was a principal in Ventana International, Ltd., an Irvine, California based venture capital and private investment banking firm. Mr. Fryer graduated from the University of Southern California in 1960 with a Bachelors Degree in Mechanical Engineering and has spent over 28 years in the computer business in the United States, Asia and Europe.

         Mehrdad Mobasserri has been President of the InCirT division since October 1998. Prior to that he was the Vice President/General Manager for eight years while InCirT Technology was owned by The Cerplex Group, Inc. Before joining InCirT Technology, Mr. Mobasserri served in other management positions in the high technology market place, with responsibility for production, engineering and sales of contract manufacturing services. He holds a BSME from the State University of New York.


         Daniele Reni joined Pen in April of 1997 as President of the PowerStream Technology Division and was appointed the Vice President of Engineering in 1998. From 1978 to 1980 he was self-employed as an electronic engineer consultant. From 1980 to 1981, he was a Design Engineer for General Dynamics and from 1981 to 1984, he was Design Engineer for Teledyne Systems. He was Project Engineer from 1984 to 1987 in the R&D Department at Quoltron Systems and from 1987 to 1991, he was the Project Engineer for Power Products for Apple Computer. He became President and owner of PowerStream Technology, Inc. in 1991 and operated that company until his employment with Pen in 1997.


         Brian Bonar was appointed a director of Pen on November 30, 1999. Mr. Bonar currently serves as CEO and President of Imaging Technologies Corporation, which is also known as Itec, and has held this position since April 1998. Prior to his appointment as CEO of Itec, Mr. Bonar served in other capacities with Itec since August 1992. From 1991 to 1992 Mr. Bonar was Vice President of Worldwide Sales and Marketing for Bezsier Systems, Inc. From 1990 to 1991 he was Worldwide Sales Manager for Adaptec, Inc. From 1988 to 1990 Mr. Bonar was Vice President of Sales and Marketing for Rastek Corporation. From 1984 to 1988 Mr. Bonar was employed as Executive Director of Engineering at QMS, Inc. Prior to these appointments, Mr. Bonar was employed by IBM, U.K. Ltd. for approximately 17 years.



         James E. Harward received his B.A. from Brigham Young University and his J.D. from the University of California, Hastings School of Law. He was in private practice for the following six years. For five years he was an Administrative Law Judge for the Utah State Tax Commission after which he became Director of Legal Affairs for the Utah State Industrial Commission. For the two years following that, he was corporate attorney for Sinclair Oil, and from 1997 to 1998 he was President of ELM Management and Leasing. He has been a director of Pen since February 1997.


         Milton Haber has been the CFO of Airline Management Corporation since 1996 and is a private investor. From 1949 through 1983 Mr. Haber was a business consultant, small business owner and a private investor. He attended Brooklyn College from 1946 through 1948 after serving in the United States Air Force during World War II. He has been a director of Pen since February 1998.

         Wayne R. Wright has served on the Board of Directors since 1985. From 1985 to 1998, he was Chief Financial Officer of Pen. From 1984 to 1985, he was Vice President and Chief Financial Officer of PenTec Enterprises. From 1968 to 1984, he was Controller, Vice President of Operations and Division General Manager for Beehive International, a computer products company. Mr. Wright received his Bachelor of Science Degree in Accounting and Finance from the University of Utah.


                             EXECUTIVE COMPENSATION

         The following table shows the compensation paid by Pen to its Chairman and Chief Executive Officer during the three fiscal years ended September 30, 1999, and Pen's other most highly paid executive officer in those fiscal years. None of the other executive officer's total annual salary and bonus exceeded $100,000 for the years presented.

                           Summary Compensation Table

                               Annual Compensation

Name and                     Fiscal
Principal Position              Year           Salary                  Bonus


James S. Pendleton           1999            $139,666                    0
Chairman                     1998            $139,000                    0
                             1997            $144,236               $6,000

Stephen J. Fryer             1999            $156,304                    0
President                    1998            $108,000                    0
                             1997           $  67,053              $45,000

         Mr. Fryer replaced Mr. Pendleton as CEO in February 1999. The table above does not include insurance, the use of a car, and other personal benefits, the total value of which does not exceed $50,000 or 10% of each person's salary and bonus.


                                            Option/SAR Grants in Fiscal Year 1999

                           Number of Percent of Total
                                   Securities              Options Granted          Exercise
                                   Underlying              to Employees in          Price per        Expiration
           Name                  Options Granted          Fiscal Year 1999            Share             Date

Stephen J. Fryer                     250,000                     57                   $0.65           Apr 2004




                                          Aggregated Option/SAR Exercises in Fiscal
                                         Year 1999 and Fiscal Year End Option Values

                                    Shares                                  Number of               Value of
            Name                   Acquired             Value              Securities             Unexercised
                                 on Exercise           Realized            Underlying             In-the-Money
                                                                           Unexercised             Options at
                                                                             Options              Fiscal Year
                                                                                                      End
                                                                          Exercisable /          Exercisable /
                                                                           Unexercised            Unexercised

James S. Pendleton                   -0-                 None            450,000/450,000             $0.00

Stephen J. Fryer                     -0-                 None            278,500/278,500             $0.00


                             PRINCIPAL STOCKHOLDERS

      The following table sets forth the number of shares of Pen's common stock beneficially owned as of January 6, 2000 by

o each person who is known by Pen to own beneficially more than 5% of Pen's common stock, o each director, o each of Pen's named executive officers, and o by all directors, director nominees and executive officers, as a group, as reported by each person.

      The table also gives the amount of these shares which are issuable within 60 days on exercise or conversion of options, warrants, or preferred stock and the percentage of Pen's common stock held by each person including shares issuable upon exercise or conversion of the options, warrants, or preferred stock. Unless otherwise indicated, each stockholder's address is c/o Pen, 1601 Alton Parkway, Irvine, California 92606. Except as noted otherwise, all shares are owned beneficially and of record.



Name and Address                                  Total Amount              Amount            Percentage of
of Beneficial Owner                               Beneficially              Issuable on       Outstanding
                                                  Owned                     Exercise of       Common Stock
                                                                            Options, etc.

James S. Pendleton (1) (2)                         1,376,703                1,015,408         12.9%
James S. Pendleton Family Trust                      256,441                        0          2.7
Stephen J. Fryer                                     580,500                  492,500          5.7
Wayne R. Wright (3)                                1,441,029                1,243,920         13.2
Milton Haber                                          47,222                   35,000            *
James E. Harward                                      10,000                   10,000            *
AMRO International, S.A. (4)                       3,905,727                3,905,727         28.8

Grossmunster Platz 26
Zurich, Switzerland

Austost Anstalt Schaan (4)                         1,952,863                1,952,863         16.8
Landstrasse 163
Vaduz, Liechenstein
Balmore Funds, S.A. (4)                            1,952,863                1,952,863         16.8
Trident Chambers
Road Town, Tortola
British Virgin Islands
RBB Bank AG (4)                                    3,168,200                3,168,200         24.7

Burgring 16
Graz, Austria

Peter Benz                                         1,326,667                  906,667         12.6
543 Virginia Avenue
San Mateo, CA

All Officers and Directors as  a Group

(4 persons)                                        2,078,751                1,781,420         18.2
*     Less than 1%.

(1) Includes 256,441 shares held by the James S. Pendleton Family Trust of which Mr. Pendleton is a trustee and beneficiary and 15,144 shares in Mr. Pendleton's account in Pen's ESOP.

(2) Includes 89,710 shares held by the Virginia C. G. Pendleton Family Trust. Mr. Pendleton has voting control of these shares but disclaims beneficial ownership.


(3) Includes 100,000 shares held by the Wayne R. Wright Family Trust, 50,000 shares held by the LaRae Wright Family Trust, of which Mr. Wright is a trustee and beneficiary, and 7,109 shares in Mr. Wright's account in Pen's ESOP.

(4) In addition to shares issuable on exercise of warrants, consists of shares issuable upon conversion of shares of Series A preferred stock and Series B preferred stock based on a market price equal to $0.34 per share. See "Description of Capital Stock -- Preferred Stock" for the formulae for calculating the conversion price of the preferred stock. The terms of the Series A and Series B preferred stock prevent the holders from converting their shares of preferred stock if the conversion would cause the holder to be deemed the beneficial owner of more than 9.9% of Pen's common stock, except with the prior consent of the holder.

      Except as set forth above, Pen knows of no beneficial owner of five percent or more of Pen's common stock, and does not know of any arrangement which may at a subsequent date result in a change of control of Pen. See "Business - Summary of Current Year Events and Subsequent Events."


                              CERTAIN TRANSACTIONS


      In 1989, Pen loaned Mr. James Pendleton, its former Chairman, $370,335, bearing interest at 10% per annum. The note was satisfied in full as of September 30, 1996. Interest income received was $5,006 during fiscal 1996.


      During fiscal 1995, Pen guaranteed personal indebtedness of Mr. Pendleton in the maximum amount of $180,000. This indebtedness was paid in full during fiscal 1996, and the guarantee has been released.

      During fiscal 1997, Pen paid to ELM Management and Leasing, of which Mr. Harward was the president, approximately $55,000 for payroll processing and employee benefit services.


      During the first fiscal quarter of fiscal 1999, Pen entered into a letter of intent with a company controlled by Mr. Pendleton for the sale of the MotoSat division. This sale was completed in September 1999. In the sale Pen transferred net assets of $68,437 in exchange for the cancellation of retirement payments owed to Mr. Pendleton. This sale resulted in a loss to Pen of approximately $68,000.

      During fiscal 1999, Pen had sales of $1,719,093 to Imaging Technologies Corporation, which is also known as Itec, of which $949,328 have been written off as uncollectible. Pen discontinued sales to Itec in July 1999. In November 1999 Mr. Brian Bonar became a director of Pen. Mr. Bonar is the President and CEO of Itec. Pen has explored acquiring certain assets and operations of Itec but no agreements or commitments have been made as of the date of this prospectus.



                              SELLING STOCKHOLDERS


      An aggregate of up to 11,841,781 shares of common stock are being offered for sale by selling stockholders. The following table sets forth some information with respect to the selling stockholders. Pen will not receive any of the proceeds from the sale of the shares of common stock, although it will receive proceeds from the exercise of the warrants or stock options, if exercised.



                                                    Securities Owned        Securities           Securities to be Owned

Name                                              Before Offering(1)        to be Sold                after Offering(2)
                                                 -------------------        -----------               -----------------
Amro International, S.A.(3)                                3,622,727          3,622,727                               0
Robert Albrecht                                               60,000             13,000                          47,000
Atlas Trust                                                  200,000            200,000                               0




Austost Anstalt Schaan(3)                                  1,811,363          1,811,363                               0
Balmore Funds, S.A.(3)                                     1,811,363          1,811,363                               0
BNC Bach International Ltd.                                  210,000            210,000                               0
C. Reed Brown                                                 60,000             20,000                          40,000
Richard S. Carpenter                                         178,000            153,000                          25,000
Robert "Duke" DeForrest                                       81,000             25,000                          56,000
FINOVA Capital Corporation                                   500,000            125,000                         375,000
Stephen J. Fryer(4)                                          580,500             80,000                         500,500
James E. Harward                                              10,000              3,000                           7,000
Jeffery M. Lamberson                                         147,000            147,000                               0
Liviakis Financial
Communications, Inc.                                         281,250            281,250                               0
Paul T. Mannion, Jr.                                          50,000             50,000                               0
Mehrdad Mobaserri                                             65,000              8,000                          57,000
Gordon Mundy                                                 125,000            125,000                               0
James S. Pendleton(5)                                      1,376,703            515,408                         861,295
Max Povolotsky                                                50,000             50,000                               0
Robert B. Prag                                                93,750             93,750                               0
Carl Rasmussen                                               155,000              8,000                         147,000
RBB Bank AG(3)(6)                                          1,705,000          1,705,000                               0
Andrew S. Reckles                                             50,000             50,000                               0
Redstone Securities, Inc.                                    450,000             50,000                         400,000
Alan Weaver                                                  145,000             40,000                         105,000
Wayne R. Wright(7)                                         1,441,029            643,920                         797,109


--------------------
(1) Beneficial ownership is determined in accordance with the rules of the SEC as of the date of this prospectus and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days of the date of this prospectus through the conversion or exercise of any security or right. See also note 3 below.

(2) Assumes that all of the offered shares held by the selling stockholders are sold, and that the selling stockholders acquire no additional shares of common stock before the completion of this offering.

(3) Includes common stock issuable upon conversion of Series A preferred stock determined based upon a conversion price of the Series A preferred stock equal to $0.50 per share and of Series B preferred stock based on a conversion price equal to $0.20 per share. These assumed conversion prices were provided in the purchase agreements for the preferred stock. See "Description of Capital Stock -- Preferred Stock" for the actual conversion formulas for the Series A and Series B preferred stock. Accordingly, the numbers shown are only estimates of the number of shares beneficially owned by these selling shareholders. The actual number of shares of common stock beneficially owned by these selling stockholders may be higher or lower than the number of shares shown in this table, and will change based upon the actual market price of Pen's common stock. Pen will file another registration statement in the event that the number of converted common shares exceeds the amount of shares whose offer and sale is covered by this registration statement. The terms of the Series A and Series B preferred stock prevent the holders from converting their shares of preferred stock if the conversion would cause the holder to be deemed the beneficial owner of more than 9.9% of Pen's common stock, except with the prior consent of the holder. Also includes common stock issuable upon the exercise of warrants.


(4) After the sale of all of the common stock listed above, Mr. Fryer would own, control, or have the right to acquire approximately 5.1% of Pen's outstanding common stock.

(5) After the sale of all of the common stock listed above, Mr. Pendleton would own, control, or have the right to acquire approximately 8.2% of Pen's outstanding common stock.


(6) RBB Bank disclaims beneficial ownership of all of the shares of common stock .


(7) After the sale of all of the common stock listed above, Mr. Wright would own, control, or have the right to acquire approximately 8% of Pen's outstanding common stock.

         Stephen J. Fryer is currently the Chief Executive Officer and Chairman of Pen. James E. Harward and Wayne R. Wright are currently members of the Board of Directors and Mr. Wright was previously also an executive officer of Pen. C. Reed Brown and James S. Pendleton are former directors and Mr. Pendleton was previously also the Chief Executive Officer of Pen. Robert DeForrest, Carl Rasmussen, and Alan Weaver are former officers of Pen.



                              PLAN OF DISTRIBUTION

      The common stock offered by this registration statement is being offered on behalf of the selling stockholders. This common stock may be sold or distributed from time to time by the selling stockholders, or by others who received the offered shares from selling stockholders. These sales may be directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire the common stock as principals, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:


o        ordinary brokers' transactions;
o transactions involving cross or block trades or otherwise on the OTC Bulletin Board;
o purchases by brokers, dealers or underwriters as principal and resale by purchasers for their own accounts by this prospectus;
o "at the market" to or through market makers or into an existing market for the common stock; o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
o through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;
o        in privately negotiated transactions;
o        to cover short sales; or
o        any combination of the foregoing.

      From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the offered shares owned by them, and the pledgees, secured parties or persons to whom the securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of selling stockholder's offered shares beneficially owned by those selling stockholders who so transfer, pledge, donate or assign selling stockholders' offered shares will decrease as and when they take these actions. The plan of distribution for selling stockholders' offered shares sold will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders. In addition, a selling stockholder may, from time to time, sell short Pen's common stock, and then this prospectus may be delivered in connection with the short sales and the offered shares may be used to cover the short sales.


      A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with a selling stockholder, including, without limitation, in connection with distributions of the common stock by broker- dealers. A selling stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of the offered shares to the broker-dealers, who may then resell or otherwise transfer the offered shares. A selling stockholder may also loan or pledge the offered shares to a broker-dealer and the broker-dealer may sell the offered shares so loaned or upon a default may sell or otherwise transfer the pledged offered shares.


      Brokers, dealers, underwriters or agents participating in the distribution of the offered shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the common stock for whom these broker-dealers may act as agent, or to whom they may sell as principal, or both. Compensation as to a particular broker-dealer may be less than or in excess of customary commissions. The selling stockholders and any broker-dealers who act in connection with the sale of the offered shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, or the Securities Act, and any commissions they receive and proceeds of any sale of the offered shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither Pen nor any selling stockholder can presently estimate the amount of this compensation. Pen knows of no existing arrangements between any selling stockholders or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the offered shares. As registered broker-dealer or affiliates of registered broker-dealers, Redstone Securities, Inc., and Messrs. Paul Mannion, Max Povolotsky, and Andrew Reckles would be deemed to be underwriters although they have represented that they are only selling securities for their own accounts in this registration statement.

      Pen will pay substantially all of the expenses incident to the registration, offering and sale of the offered shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. Pen has also agreed to indemnify some of the selling stockholders and related persons against many liabilities, including liabilities under the Securities Act.

      Pen has advised the selling stockholders that while they are engaged in a distribution of the offered shares included in this prospectus they are required to comply with Regulation M promulgated under the Exchange Act. With some exceptions, Regulation M precludes any selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the offered shares.



                          DESCRIPTION OF CAPITAL STOCK


      Pen is authorized to issue up to 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share, of which 9,663,114 shares of common stock and 2,800 shares of preferred stock currently are outstanding. The following is a summary of the material terms of Pen's common stock, preferred stock and publicly-traded warrants.

Common Stock


      Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends, if any, if they are declared by the Board of Directors. See "Dividend Policy." Upon the liquidation, dissolution, or winding up of Pen, the holders of common stock are entitled to share ratably in all assets of Pen which are legally available for distribution, after payment of all debts and other liabilities and the liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares being sold by Pen in this offering will be, when issued and delivered, validly issued, fully paid and nonassessable.


Warrants


      Each warrant entitles the holder to purchase one share of Pen's common stock originally at a price of $6.50 per share, subject to adjustment to protect warrantholders from some forms of dilution, until November 17, 2000, at which time the warrants will expire. The principal forms of dilution which would result in an adjustment in the effective purchase price per share are:

o     division, combination or reclassification of Pen's common stock,

o     mergers or consolidations,

o     dividends or other distributions to holders of common stock, or


o issuance of rights, options, warrants, or other convertible securities which could be converted at prices less than the 10-day average price of Pen's common stock.


      In the first three cases referred to above, there is no specific formula for the adjustment. The warrant is adjusted so that the warrantholder is in the same position as if he had exercised his warrants immediately prior to the event which gave rise to the adjustment. In the fourth case referred to above, the adjustment consists of increasing the number of shares of Pen's common stock which could be purchased upon exercise of a warrant. The increase is determined by a complex formula which gives the warrantholder additional shares on exercise of the warrant based upon the number of shares which the holder of the other convertible security could receive at a price less than the 10-day average of Pen's common stock.

      It is likely that conversion of Pen's preferred stock would result in an adjustment because the conversion price includes a discount from the lowest price of Pen's common stock in a 22 day period. However, the extent of the adjustment can not be estimated at the present time because the amount of common stock issuable upon conversion of the preferred stock is highly variable. See "Preferred Stock."


      The warrants are redeemable in whole and not in part by Pen upon 30 days' notice at a price of $.05 per warrant if the average closing bid price of Pen's common stock equals or exceeds $9.00 for any 20 trading days ending on the third day prior to the day on which Pen mails the notice of redemption to the warrant holders. In the event Pen gives notice of its intention to redeem the warrants, a holder would be forced to either exercise his warrant within 30 days of the notice of redemption or accept the redemption price. The holders of warrants will have exercise rights until the close of business on the date fixed for the redemption thereof.


      The publicly-traded warrants are subject to a Warrant Agreement between Pen and American Stock Transfer & Trust Company, New York, New York, as "Warrant Agent." The shares of Pen's common stock underlying the warrants, when issued upon exercise thereof and payment of the purchase price, will be fully paid and nonassessable, and Pen will pay any transfer tax incurred as a result of the issuance of common stock to the holder upon exercise. Pen will not be required to issue fractional shares upon the exercise of a warrant. The holder of a warrant will not possess any rights as a stockholder of Pen until the holder exercises the warrant. A copy of the form of Warrant Agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Preferred Stock


      The Board of Directors is authorized, subject to any limitations prescribed by the laws of the State of Utah, but without further action by Pen's stockholders, to provide for the issuance of preferred stock in one or more series. The Board of Directors can establish the number of shares to be included in each series, to fix the designations, powers, preferences and rights of the shares of each series, any qualifications or restrictions on the series, and to increase or decrease the number of shares of any series (but not below the number of shares of the series then outstanding) without any further vote or action by the stockholders.


      The Board of Directors may authorize and issue preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Pen.

      Pen has issued 1,800 shares of Series A preferred stock and 1,000 shares of Series B preferred stock. Dividends are payable annually on both series of preferred stock at $160 per share. The number of shares of common stock issuable upon conversion of the Series A and Series B preferred stock is determined by dividing $1,000 per share (plus stock dividends) by a number that is:

o the average of the two lowest closing bid prices for the common stock during the 22 consecutive trading days prior to the date of conversion

o discounted by 15% in the case of Series A preferred stock and 20% in the case of Series B preferred stock.


      The maximum conversion prices were originally $1.17 per share for the Series A preferred stock and $0.79 per share for the Series B preferred stock. In September 1999 the maximum conversion price was reduced to $0.53 per share for both the Series A and Series B preferred stock in consideration of the consent by the preferred shareholders to the issuance of stock options by Pen. No holder of the Series A or Series B preferred stock is entitled to convert or exercise its preferred stock if the conversion or exercises would cause:

o the preferred stockholders in the aggregate to beneficially own more than 19.9% of the outstanding common stock of Pen, or

o individually to beneficially own more than 9.9% of Pen's outstanding common stock at any time.

      These limitations will end when Pen's common stockholders have ratified the issuance of the Series A and Series B preferred stock To date, the issuance of the Series A and Series B preferred stock has not been ratified by Pen's stockholders. Therefore, as described in the preceding paragraph, the preferred stockholders are limited to owning no more than 19.9% of Pen's outstanding common stock at any one time. Since the 19.9% limitation applies only to common stock held at one time, it can be avoided by successive conversions and sales of common stock. There are no other limits on the amount of Pen common stock which is issuable under the conversion formula described above. The following table illustrates the amount of Pen common stock which would be issuable on conversion of the preferred stock assuming conversion prices based on 100%, 75%, 50%, and 25% of $0.25 which was Pen's lowest stock price in the 22 days ending January 6, 2000. It also shows what percentage of Pen's outstanding common stock would be held by the preferred stockholders assuming all of the preferred stock was converted at the prices shown.

Stock Price      Number of shares of common        Percentage of common
-----------      ---------------------------       --------------------
                          stock issuable              stock outstanding
                          --------------             -----------------
 $0.25                    14,806,333                        61%
  0.19                    19,433,313                        67%
  0.13                    28,266,637                        75%
  0.06                    62,186,600                        87%

      As of February 1, 2000, Pen had 9,937,705 shares of common stock outstanding. Since all of these amounts would exceed 19.9% of that number, the conversion of this number of shares would have to occur over a period of time during which the preferred shareholders sold some of their common stock.

      The Series A preferred stock was issued in February 1999 to various foreign investors. The investors paid $1,300,000 in cash and canceled promissory notes for $500,000. The Series A preferred shareholders investors also received warrants to acquire an aggregate of 90,000 shares of common stock exercisable at $1.43 per share and an aggregate of 90,000 shares of common stock exercisable at $1.28 per share. The holders of the Series A preferred stock also received rights of first refusal with respect to future financings by Pen. In connection with the issuance of the Series A preferred stock, Pen also paid a fee equal to 7% of the consideration received.

      The Series B preferred stock was issued in April 1999 to various foreign investors. The investors paid $1,000,000 in cash. The Series B preferred shareholders investors also received warrants to acquire an aggregate of 160,000 shares of common stock exercisable at $0.86 per share. The holders of the Series B preferred stock also received rights of first refusal with respect to future financings by Pen subject to the rights of the holders of Series A preferred stock. In connection with the issuance of the Series B preferred stock, Pen also paid fees of $104,500.

      There were no material relationships between Pen and any of the investors in the Series A or Series B preferred stock prior to the issuance of the preferred stock.

Transfer Agent and Registrar

      The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, New York, New York.


                         SHARES ELIGIBLE FOR FUTURE SALE

      The market price of our stock may fall as a result of sales of a large number of shares of common stock in the market after this offering or the perception that sales could occur.


      There are 9,663,114 shares of common stock outstanding. All but 824,642 of these shares are fully transferable without restriction or further registration under the Securities Act or are eligible for sale in the public market in compliance with Rule 144 under the Securities Act. The other 824,642 shares are held by "affiliates" of Pen (in general, any person who has a control relationship to Pen) and may be resold only if registered under the Securities Act or if transferred pursuant to an exemption from registration, including resales pursuant to Rule 144 and Regulation S under the Securities Act.


      Generally, under Rule 144 as currently in effect, subject to the satisfaction of conditions set forth in the rule, a person, including an affiliate of Pen, after at least one year has elapsed from the sale by Pen of the restricted securities may sell, within any three-month period, a number of shares of restricted securities that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if the common stock is quoted on Nasdaq or a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale. After a period of two years have elapsed from the date of sale of the restricted securities by Pen or an affiliate thereof, any person who has not been an affiliate of Pen for at least three months, will be entitled to sell restricted shares under Rule 144 without regard to the volume limitations described above.


      Up to 347,000 shares of common stock may be issued upon exercise of outstanding employee stock options. An additional 163,000 shares of common stock are reserved for issuance pursuant to options available for future grant under our stock option plans. Up to another approximately 20,389,000 shares are issuable under other options, warrants, and convertible preferred stock. We have filed various registration statements on Forms S-8, S-3 and the registration statement on Form SB-2 of which this prospectus is a part to register all of these shares of common stock reserved for issuance under stock options, warrants, and preferred stock. As a result, any shares issued upon exercise of stock options, warrants, and convertible preferred stock are available for resale in the public market, subject to special rules for affiliates.



                                  LEGAL MATTERS


         Some legal matters with respect to the shares of Common Stock included in this prospectus have been passed upon for Pen by Oscar D. Folger, Esq., New York, New York.



                                     EXPERTS


      The financial statements of Pen Interconnect, Inc., as of September 30, 1999 and 1998, and for the years then ended have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report appearing therein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.



                                 INDEMNIFICATION

      The certificate of incorporation of Pen provides that all directors, officers, employees and agents of Pen shall be entitled to be indemnified by Pen to the fullest extent permitted by law. The certificate of incorporation also provides as follows:

      The corporation shall, to the fullest extent permitted by the Act, as the same may be amended and supplemented, indemnify all directors, officers, employees, and agents of the corporation whom it shall have power to indemnify thereunder from and against any and all of the expenses, liabilities, or other matters referred to therein or covered thereby. Such right to indemnification or advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee, or agent of the corporation, and shall inure to the benefit of the heirs, executives, and administrators of such persons. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under any bylaw, agreement, vote of stockholders or of disinterested directors or otherwise. The corporation shall have the right to purchase and maintain insurance on behalf of its directors, officers, employees or agents to the full extent permitted by the Act, as the same may be amended or supplemented.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Pen pursuant to the foregoing provisions, or otherwise, Pen has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                     WHERE YOU CAN FIND FURTHER INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C., and at the SEC's Regional Offices: Suite

1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois; 7 World Trade Center, New York, New York, and Suite 500, 5757 Wilshire Boulevard, Los Angeles, California, and with respect to registration statements, Suite 788, 1375 Peachtree Street, Atlanta, Georgia. Copies of these materials can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and can also be accessed electronically through the SEC's Web site at http://www.sec.gov. Pen's securities are traded on the Nasdaq OTC Bulletin Board and reports and proxy statements can also be obtained from The Nasdaq Stock Market, Inc. at 1735 K Street NW, Washington, D. C. 20006.

      This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus also does not contain all the information in the registration statement. For further information, you can obtain the complete registration statement and the documents incorporated herein by reference from the SEC offices listed above.

      We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                          INDEX TO FINANCIAL STATEMENTS



                                                                          Page
PEN INTERCONNECT, INC.

Report of Independent Certified Public Accountants                          F-2

Financial Statements

    Balance Sheets as of September 30, 1999 and 1998                        F-3

    Statements of Operations for the Years Ended
        September 30, 1999 and 1998                                         F-5

    Statement of Stockholders' Equity (Deficit) for the Years Ended
        September 30, 1999 and 1998                                         F-6

    Statements of Cash Flows for the Years Ended
        September 30, 1999 and 1998                                         F-7

    Notes to Financial Statements                                          F-11

                                          REPORT OF INDEPENDENT
                                       CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors and Stockholders
Pen Interconnect, Inc.


We have audited the accompanying balance sheets of Pen Interconnect, Inc. (a Utah Corporation), as of September 30, 1999 and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pen Interconnect, Inc., as of September 30, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company has suffered recurring losses from operations and as of September 30, 1999, the Company has a stockholders' deficit of
$1,810,128 and its current liabilities exceeded its current assets by $3,197,941. These factors, among others, as discussed in Note B to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                           Grant Thornton LLP


Salt Lake City, Utah
December 23, 1999

                                           FINANCIAL STATEMENTS

                             Pen Interconnect, Inc.

                                 BALANCE SHEETS

                                  September 30,


                                     ASSETS

                                                                                1999                       1998
                                                                           --------------             --------------
CURRENT ASSETS
     Cash and cash equivalents                                             $      177,214             $      657,777
     Receivables (Notes D and G)
          Trade accounts, less allowance for doubtful accounts
               of $1,890,576 in 1999 and $108,575 in 1998                       2,708,567                  3,350,970
     Current maturities of notes receivable (Notes C and E)                       575,112                     35,675
     Inventories, net (Notes F, G, and H)                                       4,250,661                  3,680,169
     Prepaid expenses and other current assets                                    130,977                    261,375
     Investments (Note O)                                                               -                    242,739
     Deferred income taxes (Note J)                                                     -                     41,324
                                                                           --------------             --------------
                    Total current assets                                        7,842,531                  8,270,029
                                                                           --------------             --------------

PROPERTY AND EQUIPMENT, AT COST
     (Notes G, H, and I)
     Production equipment                                                       1,450,494                  2,624,513
     Furniture and fixtures                                                       167,169                    837,594
     Transportation equipment                                                      22,149                     83,522
     Leasehold improvements                                                       273,733                    613,248
                                                                           --------------             --------------
                                                                                1,913,545                  4,158,877

     Less accumulated depreciation                                                376,681                  1,680,266
                                                                           --------------             --------------
                                                                                1,536,864                  2,478,611


OTHER ASSETS
     Notes receivable, less current maturities (Notes C and E)                    150,000                      3,989
     Deferred income taxes (Note J)                                                     -                    725,667
     Goodwill and other intangibles, net of accumulated
          amortization (Note O)                                                         -                  2,031,685
     Investments (Note O)                                                               -                    482,220
     Other                                                                              -                     98,455
                                                                           --------------             --------------
                                                                                  150,000                  3,342,016
                                                                           --------------             --------------

                                                                           $    9,529,395             $   14,090,565
                                                                           ==============             ==============


        The Accompanying notes are an integral part of these statements.

                                          Pen Interconnect, Inc.

                                        BALANCE SHEETS - CONTINUED

                                              September 30,


                              LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                1999                       1998
                                                                           --------------             --------------
CURRENT LIABILITIES
     Line of credit (Note G)                                               $    4,436,562             $    4,064,361
     Subordinated debentures (Note N)                                                   -                  1,401,429
     Current maturities of long-term obligations (Notes G and H)                1,682,478                  1,132,538
     Current maturities of capital leases (Note I)                                122,759                     69,621
     Accounts payable                                                           3,961,412                  2,926,797
     Accrued liabilities                                                          837,261                    389,889
                                                                           --------------             --------------
               Total current liabilities                                       11,040,472                  9,984,635

LONG-TERM OBLIGATIONS, less current maturities (Notes G and H)                          -                     51,965

CAPITAL LEASE OBLIGATIONS, less current maturities (Note I)                       299,051                     22,333

DEFERRED INCOME TAXES (Note J)                                                          -                    165,755
                                                                           --------------             --------------
               Total liabilities                                               11,339,523                 10,224,688

COMMITMENTS AND CONTINGENCIES (Notes I, K, and L)                                       -                          -

STOCKHOLDERS' EQUITY (DEFICIT) (Notes K, M, and P)
     Convertible preferred stock, $0.01 par value,
          authorized 5,000,000 shares
               Series A; issued and outstanding 1,800 shares in 1999                   18                          -
               Series B; issued and outstanding 1,000 shares in 1999                   10                          -
     Common stock, $0.01 par value, authorized 50,000,000 shares;
          issued and outstanding 9,638,114 shares in 1999 and
               5,018,437 shares in 1998                                           96,381                      50,184
     Additional paid-in capital                                                17,447,876                 10,890,022
     Accumulated deficit                                                      (19,354,413)                (7,074,238)
                                                                           --------------             --------------
               Total stockholders' equity (deficit)                            (1,810,128)                 3,865,968
                                                                           --------------             --------------
                                                                           $    9,529,395             $   14,090,656
                                                                           ==============             ==============


        The accompanying notes are an integral part of these statements.

                                          Pen Interconnect, Inc.

                                         STATEMENTS OF OPERATIONS

                                         Year ended September 30,



                                                                                1999                       1998
                                                                           --------------             --------------
Net sales (Note D)                                                         $   17,651,838             $   17,091,432
Cost of sales                                                                  16,668,290                 15,892,456
                                                                           --------------             --------------
               Gross profit                                                       983,548                  1,198,976

Operating expenses
     Sales and marketing                                                          206,014                    565,185
     Research and development                                                     350,047                    550,843
     General and administrative                                                 6,558,557                  2,373,875
     Asset impairment charges (Note O)                                          2,598,894                    570,765
     Depreciation and amortization                                                503,397                    675,753
                                                                           --------------             --------------
               Total operating expenses                                        10,216,909                  4,736,421
                                                                           --------------             --------------
               Operating loss                                                  (9,233,361)                (3,537,445)

Other income (expense)
     Interest expense (Note N)                                                   (678,966)                (1,100,717)
     Loss on sale of divisions (Note C)                                        (1,575,497)                         -
     Other income (expense) net                                                    74,236                    (39,361)
                                                                           --------------             --------------
                                                                               (2,180,194)                (1,140,078)
                                                                           --------------             --------------
               Loss before income taxes                                       (11,413,555)                (4,677,523)

Income tax expense (Note J)                                                       601,236                    767,860
                                                                           --------------             --------------

               NET LOSS                                                    $  (12,014,791)            $   (5,445,383)
                                                                           ==============             ==============

Loss per common share (Note M)
     Basic                                                                 $        (1.82)            $         (1.24)
     Diluted                                                                        (1.82)                      (1.24)

Weighted-average common and dilutive common
     equivalent shares outstanding
     Basic                                                                      7,133,344                  4,397,490
     Diluted                                                                    7,133,344                  4,397,490


        The accompanying notes are an integral part of these statements.

                                          Pen Interconnect, Inc.

                               STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                 Years ended September 30, 1999 and 1998

                                                                                                         Retained
                                       Common Stock              Preferred Stock         Additional        earnings
                                   Number                      Number                      paid-in     (accumulated
                                  of shares      Amount       of shares       Amount      capital          deficit)      Total
                                 ----------    ----------     ---------     ---------    -----------    ------------   ------------
Balances at October 1, 1997       4,072,863    $   40,729             -     $       -    $ 8,733,126    $ (1,628,855   $  7,145,000
Common stock issued for services     10,833           108             -             -         28,953               -         29,061
Common stock issued upon
  conversion of subordinated
  debentures                        689,332         6,893             -             -        993,107               -      1,000,000
Common stock issued upon
   exercise of warrants             245,000         2,450             -             -        487,549               -        489,999
Favorable conversion feature
   of subordinated debentures             -             -             -             -        639,623               -        639,623
Common stock issued as interest
   on subordinated debentures           409             4             -             -          7,664               -          7,668
Net loss                                  -             -             -             -              -      (5,445,383)    (5,445,383)

                                 ----------    ----------     ---------     ---------    -----------    ------------    ------------

Balances at September 30, 1998    5,018,437        50,184             -             -     10,890,022      (7,074,238)     3,865,968
Common stock issued upon
   conversion of subordinated
   debentures                     2,092,671        20,927             -             -      1,479,073               -      1,500,000
Common stock issued upon
   exercise  of warrants            523,750         5,237             -             -        387,561               -        392,798
Common stock issued upon
   exercise of options            1,260,000        12,600             -             -        365,400               -        378,000
Common stock issued as
   interest on subordinated
   debentures                         4,089            41             -             -          7,628               -          7,669
Common stock issued for
   services                         739,167         7,392             -             -        749,095               -        756,487
Issuance of Series A Preferred
   stock                                  -             -         1,800            18      1,799,982               -      1,800,000
Issuance of Series B Preferred
   stock                                  -             -         1,000            10        999,990               -      1,000,000
Dividends on Preferred stock              -             -             -             -              -        (265,384)      (265,384)
Stock options granted at below
   the fair market value of the
   stock on the date of the grant         -             -             -             -        769,125               -        769,125
Net loss                                  -             -             -             -              -     (12,014,791)   (12,014,791)

                                 ----------    ----------     ---------     ---------    -----------    ------------    ------------

Balances at September 30, 1999    9,638,114    $   96,381         2,800     $      28    $17,447,876    $(19,354,413)  $ (1,810,128)
                                 ==========    ==========     =========     =========    ===========    ============   ============

        The accompanying notes are an integral part of this statement.

                             Pen Interconnect, Inc.

                            STATEMENTS OF CASH FLOWS

                            Years ended September 30,



                                                                                1999                       1998
                                                                           --------------             --------------
Increase (decrease) in cash and cash equivalents
   Cash flows from operating activities
     Net loss                                                              $  (12,014,791)            $   (5,445,383)
     Adjustments to reconcile net loss to net cash used
        in operating activities
          Depreciation and amortization                                           503,397                    675,753
          Amortization of favorable conversion feature on
             subordinated debentures charged to interest expense                   98,571                    541,052
          Allowance for bad debts                                               1,782,001                    (28,482)
          Allowance for obsolete inventory                                       (248,689)                   634,497
          Deferred income taxes                                                   601,236                    766,991
          Loss on disposal of property and equipment                               11,425                     (2,779)
          Asset impairment charges                                              2,598,894                    570,765
          Common stock issued for services                                        756,487                     29,061
          Common stock issued in payment of interest                                7,669                      7,668
          Stock options issued for services at below the fair market
            value of the stock on the date of the grant                           769,125                          -
          Loss on sale of divisions                                             1,575,497                          -
          Changes in assets and liabilities
               Trade accounts receivable                                       (1,960,961)                (1,269,432)
               Inventories                                                         63,218                   (958,795)
               Prepaid expenses and other current assets                            5,665                   (168,165)
               Other assets                                                        66,065                     30,760
               Accounts payable                                                 1,170,432                    873,449
               Accrued liabilities                                                191,133                    (91,467)
                                                                           --------------             --------------
                    Total adjustments                                           7,991,165                  1,610,876
                                                                           --------------             --------------
                    Net cash used in operating activities                      (4,023,626)                (3,834,507)
                                                                           --------------             --------------
     Cash flows from investing activities
          Purchase of property and equipment                                     (208,712)                  (449,814)
          Issuance of notes receivable                                           (575,112)                         -
          Collection on notes receivable                                            6,287                     24,866
          Proceeds from sale of divisions                                       1,075,000                    395,690
                                                                           --------------             --------------
                    Net cash provided by (used in) investing activities           297,463                    (29,258)
                                                                           --------------             --------------


                                  (Continued)

                             Pen Interconnect, Inc.

                            Years ended September 30,



                                                                                1999                       1998
                                                                           --------------             --------------
Cash flows from financing activities
     Proceeds from issuance of preferred stock                                  2,800,000                          -
     Preceeds from issuance of subordinated debentures                                  -                  2,500,000
     Net change in line of credit                                                 615,249                  1,826,671
     Proceeds from long-term obligations                                                -                    500,000
     Principal payments on long-term obligations                                 (883,201)                  (260,474)
     Principal payments on notes payable                                                -                   (641,505)
     Proceeds from bridge loans                                                   900,000                          -
     Principal payments on bridge loans                                          (900,000)                  (100,000)
     Principal payments on capital leases                                         (57,246)                   (65,297)
     Exercise of warrants                                                         392,798                    489,999
     Exercise of stock options                                                    378,000                          -
                                                                           --------------             --------------
               Net cash provided by financing activities                        3,245,600                  4,249,394
                                                                           --------------             --------------
               Net (decrease) increase in cash and cash equivalents              (480,563)                   385,629

Cash and cash equivalents at beginning of year                                    657,777                    272,148
                                                                           --------------             --------------

Cash and cash equivalents at end of year                                   $      177,214             $      657,777
                                                                           ==============             ==============

Supplemental disclosures of cash flow information

     Cash paid during the year for
          Interest                                                         $      593,374             $      605,627
          Income taxes                                                                  -                        869

Noncash investing and financing activities

Favorable conversion feature of subordinated debentures

As discussed in Note N - Subordinated Debentures, the Company recognized charges related to the favorable conversion feature of the subordinated debentures issued during fiscal 1999. The favorable conversion feature was recognized as a deferred charge against the subordinated debenture balance with an offset to additional paid-in capital. The deferred charge is being amortized over a period corresponding to the time restrictions on conversion of the debentures into stock. The amortization of the favorable conversion feature is recognized as interest expense. Recognition of the favorable conversion feature and subsequent amortization has resulted in an increase in interest expense of $98,571 in 1999 and $541,052 in 1998. At September 30, 1998, the favorable conversion feature resulted in a $98,571 decrease in subordinated debentures, and a $639,623 increase in additional paid-in capital.



                                  (Continued)

                             Pen Interconnect, Inc.

                            Years ended September 30, 1999 and 1998

Noncash investing and financing activities - continued
------------------------------------------------------

Conversion of subordinated debentures and notes payable
-------------------------------------------------------

During fiscal 1999, convertible debentures in the amount of $1,500,000 were converted into 2,092,671 shares of common stock. During fiscal 1998, convertible debentures in the amount of $1,000,000 were converted into 689,332 shares of common stock.

Notes receivable and investments
--------------------------------

During fiscal 1998, the Company received stock in another company with a guaranteed value of $1,024,000 as satisfaction for $900,000 of notes receivable, $84,000 of accrued interest, and $40,000 of accounts receivable.

Sale of Divisions
-----------------

On January 31, 1999, the Company sold substantially all of the assets and certain liabilities of its Cable Division (Note C). Assets and Liabilities sold were as follows:

     Accounts receivable, net                               $    310,467
     Inventories                                                 917,760
     Prepaid expenses                                             17,509
     Other assets                                                 32,390
     Property and equipment, net                               1,496,459
     Capital leases                                              (42,526)
                                                            ------------
     Assets sold, net                                          2,732,059
     Less considerations received
          Note receivable                    $     150,000
          Cash                                   1,075,000
                                             -------------
                                                               1,225,000
                                                            ------------

     Loss on sale of division                               $ (1,507,059)
                                                            ============

On September 30, 1999, the Company sold substantially all of the assets and liabilities of its MOTO-SAT Division (Note C). Assets and liabilities sold were as follows:

     Accounts receivable, net                               $    180,896
     Inventories                                                 206,689
     Notes receivable                                             33,377
     Property and equipment, net                                  33,780
     Accounts payable                                            (56,507)
     Accrued liabilities                                          (9,145)
     Other debt obligations                                     (320,652)
                                                            ------------
     Assets sold, net                                             68,438
     Proceeds received                                                 -
                                                            ------------

     Loss on sale of division                               $   (68,438)
                                                            ============


                                  (Continued)

                             Pen Interconnect, Inc.

                     Years ended September 30, 1999 and 1998

Noncash investing and financing activities - continued
------------------------------------------------------

Sale of Divisions - continued
-----------------------------

The following unaudited proforma summary represents the results of operations as if the disposition of the Cable and MOTO-SAT Divisions had occurred at the beginning of the period presented, and does not purport to be indicative of what would have occurred had the transaction actually occurred on that date, or of results which may occure in the future. The pro forma weighted shares are reported as if outstanding at the beginning of the period.

                                                     Fiscal year ended
                                                    September 30, 1999
                                                    (in thousands except
                                                     per share amount)
                                                   ----------------------
     Net sales                                     $               16,307
     Operating loss                                                (8,854)
     Net loss                                                     (11,709)
     Loss applicable to common stock                              (12,697)
     Loss per share - basic                                         (1.78)
     Weighted shares outstanding                                    7,133

        The accompanying notes are an integral part of these statements.

                             Pen Interconnect, Inc.

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 1999 and 1998




NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       A  summary  of  the  significant   accounting  policies  applied  in  the
       preparation of the accompanying financial statements follows:

       1.   Business activity

       Pen Interconnect, Inc. (the Company) was incorporated on September 30, 1985, in the State of Utah. The Company is a total interconnection solution provider offering electronic manufacturing services industry
       (EMSI) manufacturing (circuit board assembly) and custom design and manufacturing of battery chargers, power supplies and uninterrupted power supply (UPS) systems for original equipment manufacturers ("OEMs") in the computer, peripherals, telecommunications, instrumentation, medical and testing equipment industries. Most of the Company's sales consist of printed circuit boards. The Company's customers include OEMs of computers including mainframes, desktops, notebooks, pens and palmtops, as well as, OEMs of computer peripheral equipment such as modems, memory cards, LAN adapters, cellular phones, faxes and printers. Other customers include OEMs of telecommunications, instrumentation and testing equipment.

       2.   Inventories

       Inventories consist primarily of components and boards and are valued at the lower of cost or market (first-in, first-out basis). Costs include materials, labor, and overhead.

       3.   Property and equipment

       Property and equipment are recorded at cost. Expenditures for additions and major improvements are capitalized. Expenditures for repairs and maintenance and minor improvements are charged to expense as incurred. Gains or losses from retirements and disposals are recorded as other income or expense.

       Property and equipment are depreciated over their estimated useful lives. Leasehold improvements and assets financed under capital leases are amortized over their estimated useful lives or the lease term, whichever is shorter. Depreciation and amortization are calculated using straight-line and accelerated methods over the following estimated useful lives:


                                                        Years
     Production equipment                                5-6
     Furniture and fixtures                               10
     Transportation equipment                             10
     Leasehold improvements                                5

                             Pen Interconnect, Inc.

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 1999 and 1998




NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

       4. Goodwill and other intangibles

       The Company capitalized as goodwill, the excess acquisition costs over the fair value of net assets acquired, in connection with business acquisitions, which costs are being amortized on a straight-line method over 15 years. The carrying value of goodwill is reviewed periodically based on the undiscounted cash flows of the entities acquired over the remaining amortization period. Should this review indicate that goodwill is impaired, the Company's carrying value of the goodwill will be reduced by the estimated shortfall of undiscounted cash flows.

       5.   Income taxes

       The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. An allowance against deferred tax assets is recorded when it is more likely than not that such tax benefits will not be realized.

       6.   Revenue recognition

       Revenue is recognized when products are shipped.

       7.   Cash and cash equivalents

       For financial statement purposes, the Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

       8.   Research and development

       Research and development costs are expensed as incurred.

       9. Earnings (loss) per common share

       The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128 "Earnings Per Share" (SFAS No. 128). SFAS No. 128 established new standards for computing and presenting earnings per share (EPS). SFAS No. 128 requires the presentation of basic and diluted EPS. Basic EPS are calculated by dividing earnings (loss) available to common stockholders by the weighted-average number of common shares outstanding during each period. Diluted EPS are similarly calculated, except that the weighted-average number of common shares outstanding includes common shares that may be issued subject to existing rights with dilutive potential.

                             Pen Interconnect, Inc.

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 1999 and 1998




NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

       10. Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. Estimates also affect the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates. Such estimates of significant accounting sensitivity include the allowance for doubtful accounts and the allowance for inventory overstock or obsolescence, and the estimated useful lives of goodwill and other intangibles.

       On an ongoing basis, management reviews such estimates, and if necessary, makes changes to them. The effect of changes in estimates are reflected in the financial statements in the period of the change. Management believes the estimates used in determining carrying values of assets as of the respective balance sheet dates were reasonable at the dates the estimates were made. During 1999 adjustments to certain estimates were recognized.

       11. Segment information

       The Company adopted Statement of Financial Accounting Standards No. 131 (SFAS No. 131), "Disclosures about Segments of the Enterprise and Related Information" in fiscal 1999. This statement requires an entity to report financial and descriptive information about their reportable operating segments. An operating segment is a component of an entity for which financial information is developed and evaluated by the entity's chief operating decision maker to assess performance and to make decisions about resource allocation. The adoption of SFAS No. 131 did not have an effect on the Company's financial position or results of operations, but did affect the disclosure of segment information, as presented in Note Q.

       12. Fair value of financial instruments

       SFAS No. 107, "Disclosure About Fair Value of Financial Instruments," requires certain disclosures regarding the fair value of financial instruments. Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are reflected in the financial statements at fair value because of the short-term maturity of these instruments. Because of the unique aspects of the subordinated debentures and long-term debt fair values cannot readily be determined.

       13. Stock options

       The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options rather than adopting the alternative fair value accounting provided for under FASB No. 123 "Accounting for Stock-Based Compensation" (SFAS No. 123).

                             Pen Interconnect, Inc.

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 1999 and 1998




NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

       14. Reclassifications

       Certain reclassifications have been made to the 1998 financial statements to conform with the 1999 presentation.

NOTE B - FINANCIAL RESULTS AND LIQUIDITY

       The Company has incurred net losses of $12,014,791, $5,445,383, and $1,735,483 in 1999, 1998, and 1997, respectively. In addition, the Company has a stockholders' deficit of $1,810,128 and a working capital deficit of $3,197,941 as of September 30, 1999. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.


       During 1999, the Company sold it's unprofitable Cable and MOTO-SAT Divisions. However, the Company's operations continued to generate operating losses and to use rather than provide cash flow. This has caused the Company to be in violation of certain of its debt covenants (Note G). The Company has issued preferred stock, debentures and increased other borrowings to provide working capital to help meet current obligations. However, the Company still currently does not generate enough cash to fund operations, and to service it's debt requirements.

       The Company's plans to satisfy its operating and debt service requirements are focused primarily on sale or merger opportunities involving all or a portion of the Company. As disclosed in Note R, the Company is in the process of negotiating certain sale agreements. In connection with these plans, the Company's major lender has not exercised it's right to foreclose on the Company's assets.

       There can be no assurance that the Company will be successful in its attempt to sell or merge all or a portion of the Company.

NOTE C - DISPOSITIONS

       Cable Division

       Effective January 31, 1999, the Company sold substantially all of the assets and certain of the liabilities of its Cable Division to Cables To Go, Inc (CTG). Net assets of $2,732,059 were sold for $1,075,000 in cash and a royalty payment contingent upon the future revenues of the Cable Division. $150,000 of the royalty payment was guaranteed and has been recorded by the Company as a note receivable from CTG. CTG agreed to use and compensate the Company for an additional $558,747 of the net assets contingent upon certain of its future operating needs. The Company originally recorded a loss of $948,312 upon disposition of the Cable Division but has adjusted the loss to $1,507,059 based on its present determination that CTG will not use nor compensate the Company for the additional $558,747 of net assets.

                             Pen Interconnect, Inc.

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 1999 and 1998




NOTE C - DISPOSITIONS - CONTINUED

       MOTO-SAT Division

       Effective September 30, 1999, the Company sold substantially all of the assets and liabilities of its MOTO-SAT Division to James Pendleton, the Company's former CEO and Chairman. The net assets of $68,438 were sold in exchange for Mr. Pendleton's agreement to waive any claim to post-employment, deferred compensation, or retirement benefits. The Company recognized a loss of $68,438 upon disposition of the MOTO-SAT Division.


NOTE D - MAJOR CUSTOMERS AND CREDIT CONCENTRATION

       Financial instruments, which potentially subject the Company to credit risk, consist primarily of trade accounts receivable. The Company sells to customers in the various technology industries located throughout the United States. Sales have historically been concentrated with several large original equipment manufacturers (OEMs) on a turnkey basis. To reduce credit risk the Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The majority of its trade receivables are unsecured. Allowances are maintained for potential credit losses. The resulting losses have been charged against the allowances.

       Revenue from shipments to the largest customers (customers representing over 10 percent of total sales) were 10, 19, and 44 percent of sales in fiscal 1999 (10 percent, 24 percent and 59 percent of sales in fiscal
       1998).

       At September 30, 1999, the Company had accounts receivable due from the above largest customers representing approximately 62 percent of receivables and from a fourth customer representing an additional 27 percent of accounts receivable. The Company's concentration of accounts receivable among the 4 largest customers is approximately 89 percent of total accounts receivable (75 percent at September 30, 1998). Remaining accounts receivable at September 30, 1999, were due from a variety of other customers under normal credit terms.


NOTE E - NOTES RECEIVABLE

Notes receivable consist of the following:

                                                                                          1999                  1998
                                                                                      -----------             ----------
       8% note  receivable  due on June 30,  2000  with  monthly  interest  only
       payments; unsecured.                                                           $   552,612             $        -


                                          Pen Interconnect, Inc.

                                      NOTES TO FINANCIAL STATEMENTS

                                       September 30, 1999 and 1998




NOTE E - NOTES RECEIVABLE - CONTINUED

                                                                                          1999                  1998
                                                                                      -----------             ----------
       Note receivable from a company,  due in monthly payments as determined by
       a royalty agreement; secured by a royalty agreement.                               150,000                      -

       Note  receivable  due on demand  following  the  registration  of certain
       shares of the Company's stock; unsecured.                                           22,500                      -

       10% note receivable due in monthly payments of $1,500 including interest,
       collateralized  by  inventory,   accounts  receivable,   machinery,   and
       equipment                                                                                -                 33,377

       10% note receivable due in monthly payments of $1,297 including interest,
       collateralized  by  inventory,   accounts  receivable,   machinery,   and
       equipment                                                                               -                  6,287
                                                                                      -----------             ----------
                                                                                          725,112                 39,664

       Less current maturities                                                            575,112                 35,675
                                                                                      -----------             ----------

                                                                                      $   150,000             $    3,989
                                                                                      ===========             ==========


NOTE F - INVENTORIES

      Inventories consist of the following:


                                                                                         1999                   1998
                                                                                      -----------             -----------
        Raw material                                                                  $ 3,253,574             $ 3,070,958
        Work-in-process                                                                 1,507,108               1,391,664
        Finished goods                                                                     59,315                  35,572
                                                                                      -----------             -----------
                                                                                        4,819,997               4,498,194

        Less allowance for obsolete inventory                                            (569,336)               (818,025)
                                                                                      -----------             -----------

                                                                                      $ 4,250,661             $ 3,680,169
                                                                                      ===========             ===========

                                          Pen Interconnect, Inc.

                                      NOTES TO FINANCIAL STATEMENTS

                                       September 30, 1999 and 1998




NOTE G - CREDIT FACILITY

       The Company has entered into a financing agreement with a bank for $6,300,000, which expires in September 2001. The agreement consists of a $5,000,000 revolving credit line and two term loans for $800,000 ("Loan A") and $500,000 ("Loan B"), respectively. The revolving credit loan is at prime plus 1.75 percent and is collateralized by accounts receivable and inventory. The revolving credit loan is subject to a default interest rate should the Company become in violation of any of the loan covenants. Loan A is at a fixed rate of 10.16 percent and is collateralized by machinery and equipment. Loan B is at a fixed rate of 10.32 percent and is collateralized by machinery and equipment of the Company and personal guarantees of certain officers of the Company. The amount available on the revolving credit line is calculated by applying certain percentages to the Company's collateralized assets (borrowing base) subject to the ceiling amount of $5,000,000. This agreement requires that the Company maintain certain financial ratios, meet specific minimum levels of earnings and net worth; restricts employee advances, capital expenditures, compensation, and additional indebtedness; and restricts the payment of dividends. The Company has borrowed $4,436,562 under the line of credit at September 30, 1999 ($4,064,361 at September 30, 1998).

       At times, including at September 30, 1999, the Company has been in violation of certain of the covenants of this credit facility. The Company operated under a forbearance agreement during all of fiscal 1999. As of September 30, 1999, the Company has not received a waiver from the lender and all obligations under this credit facility are payable on demand of the lender and are classified as current liabilities in the balance sheet. Subsequent to September 30, 1999, the lender declared the loan agreement in default and notified the Company of its intention to declare all indebtedness due and payable on February 28, 2000.


NOTE H - LONG-TERM OBLIGATIONS

       Long-term obligations consist of the following:


                                                                                          1999                   1998
                                                                                      -----------             -----------
       Noninterest-bearing  note, payable in 12 monthly installments of $74,509,
       maturing in July 2000, collateralized by inventory                             $   844,104             $         -

       Noninterest-bearing  note, payable in 12 monthly installments of $51,280,
       maturing in June 2000, collateralized by inventory                                 415,366                       -

       10.32%   note  to  a  financial   institution,   payable  in  48  monthly
       installments of $10,417 plus interest,  due on demand,  collateralized by substantially  all of the  Company's  property and equipment and personal
       guarantees of certain officers of the Company (Note G)                             214,579                 489,583


                                          Pen Interconnect, Inc.

                                      NOTES TO FINANCIAL STATEMENTS

                                       September 30, 1999 and 1998




NOTE H - LONG-TERM OBLIGATIONS - CONTINUED

                                                                                         1999                   1998
                                                                                      -----------             -----------
       7.50% note, past due                                                                13,617                        -

       Noninterest-bearing note, due in October 1999                                      100,000                        -

       10.16%   note  to  a  financial   institution,   payable  in  48  monthly
       installments of $16,667 plus interest,  due on demand,  collateralized by
       substantially all of the Company's property and equipment (Note G)                  79,992                599,996

       Noninterest-bearing note to a parts vendor, past due                                11,720                 11,720

       11.25% note to a financial institution, past due                                     3,100                  3,100

       Note to an individual with interest imputed at 10% per annum,  payable in
       monthly payments of $2,500                                                               -                 80,104
                                                                                      -----------             -----------
                                                                                        1,682,478               1,184,503
       Less current maturities                                                          1,682,478               1,132,538
                                                                                      -----------             -----------

                                                                                      $         -             $    51,965
                                                                                      ===========             ===========

       As of September 30, 1999, all of the Company's obligations are classified as current. $294,571 of obligations are due on demand because the Company is in violation of certain loan covenants as described in Note G. The balance of the Company's obligations come due in fiscal 2000.


NOTE I - LEASES

       1.   Operating leases

       The Company conducts a portion of its operations in leased facilities under noncancelable operating leases expiring through 2005. The minimum future rental commitments under operating leases are as follows:


       Year ending September 30,
               2001                  $    373,783
               2002                       376,733
               2003                       371,183
               2004                       391,283
               2005                       395,303
            Thereafter                    305,522
                                     ------------
                                     $  2,213,807
                                     ============

                             Pen Interconnect, Inc.

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 1999 and 1998




NOTE I - LEASES - CONTINUED

       The leases generally provide that property taxes, insurance and maintenance expenses are obligations of the Company. It is expected that in the normal course of business, operating leases that expire will be renewed or replaced by leases on other properties. Rental expense for all operating leases was $558,492 and $565,490 for the years ended September 30, 1999 and 1998, respectively.

       2.   Capital leases

       Maturities of capital lease obligations are as follows:


       Year ending September 30,
            2000                                       $ 161,935
            2001                                         150,515
            2002                                         112,326
            2003                                          78,153
          Thereafter                                           -
                                                       ---------

       Total minimum lease payments                      502,929

       Less amount representing interest                  81,119
                                                       ---------

       Present value of net minimum lease payments       421,810

       Less current portion                              122,759
                                                       ---------
                                                       $ 299,051
                                                       =========

       Included in property and equipment is $462,063 of equipment under capital leases at September 30, 1999. The related accumulated amortization is $16,590.


NOTE J - INCOME TAXES (BENEFIT)

       Income tax expense (benefit) consists of the following:

                                   1999           1998
                                ---------      ---------
          Current
             Federal            $       -      $       -
             State                      -              -
                                ---------      ---------
                                        -              -

          Deferred
             Federal              518,265        636,762
             State                 82,971        131,098
                                ---------      ---------
                                  601,236        767,860
                                ---------      ---------
                                $ 601,236      $ 767,860
                                =========      =========

                             Pen Interconnect, Inc.

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 1999 and 1998




NOTE J - INCOME TAXES (BENEFIT) - CONTINUED

       Reconciliation  of  income  taxes  (benefit)   computed  at  the  federal
       statutory rate of 34 percent is as follows:

                                                                             1999              1998
                                                                         -------------    -------------
          Federal income taxes (benefit) at statutory rate               $  (3,880,608)   $  (1,590,358)
          State  income  taxes  (benefit),  net of federal tax benefit        (537,932)        (219,431)
          Permanent differences                                                  4,842            9,373
          Increase in valuation allowance                                    5,014,934        2,568,276
                                                                         -------------    -------------

             Income taxes                                                $     601,236    $     767,860
                                                                         =============    =============

       Deferred tax assets and liabilities consist of the following:

                                                                          1999              1998
                                                                      -------------    -------------
       Deferred tax assets (liabilities)
            Depreciation and amortization                             $     763,404    $    (130,832)
            Net operating loss                                            5,619,324        2,505,871
            Reserve for inventory obsolescence                              220,442          316,731
            Allowance for doubtful accounts                                 732,014          138,411
            Impairment of investment                                              -          117,454
            Reserve for vacation                                             38,934           12,785
                                                                      -------------    -------------
                 Deferred tax asset                                       7,374,118        2,960,420

       Valuation allowance                                               (7,374,118)      (2,359,184)
                                                                      -------------    -------------
                 Net deferred tax asset                               $           -    $     601,236
                                                                      ============     =============


       The Company sustained net operating losses in each of th periods presented. Deferred tax assets and income tax benefits were recorded in 1998 for net deductible temporary differences and net operating loss carryforwards. For 1999, there were no deferred tax assets or income tax benefits recorded in the financial statements for net deductible temporary differences or net operating loss carryforwards because the likelihood of realization of the related tax benefits cannot be fully established. A valuation allowance of $7,374,118 has been recorded in 1999 ($2,359,184 in 1998) to reduce the net deferred tax assets to their estimated net realizable value. The change in the valuation allowance was $5,014,934 and $2,568,276 for the years ended September 30, 1999 and 1998, respectively.

       As  of  September  30,  1999,   the  Company  had  net   operating   loss
       carryforwards for tax reporting purposes of approximately $14,500,000 expiring in various years through 2020.

                             Pen Interconnect, Inc.

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 1999 and 1998




NOTE K - STOCK OPTION PLAN

       The Company has a Stock Option Plan (the Plan). The Plan provides for the granting of both Incentive Stock Options (ISOs) or NonQualified Options
       (NQOs) to purchase shares of common stock. ISOs are granted at not less than market value on the date of grant, whereas NQOs may be granted at not less than 85 percent of market value on the date of the grant. Options may be granted under the Plan to all officers, directors, and employees of the Company. In addition, NQOs may be granted to other parties who perform services for the Company.

       The Company also issues warrants in conjunction with various transactions with third parties.

       The Company accounts for the Plan under APB 25 and related interpretations. Accordingly, no compensation costs are recognized for options granted under the Plan at or in excess of the fair market value of the stock on the date of the grant. During 1999, the Company granted 3,326,667 options to consultants at below the fair market value of the stock on the date of grant and recorded an expense of $769,125. All other stock options were granted at prices at or in excess of the fair market value of the stock. Also during 1999, the Company re-priced certain options and warrants to the fair market value of stock on the date of the re-pricing. 982,000 options and 523,750 warrants were re-priced reducing the weighted average exercise price of these options and warrants from $1.82 to $0.71. Had compensation cost for the Plan been determined based on the fair value of the options at the grant dates for awards under the Plan consistent with the method prescribed by FAS No. 123, the Company's net loss and loss per common share would have been increased to the pro forma amounts indicated below:

                                                  1999           1998
                                             ------------     --------------
          Net loss
               As reported                   $ (12,017,791)   $   (5,445,383)
               Pro forma                       (13,175,657)       (6,112,600)

          Loss per common share
               As reported - basic           $       (1.82)   $        (1.24)
               Pro forma - basic                     (1.99)            (1.39)

       The fair value of these options and warrants was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for 1999 and 1998, respectively: expected volatility of 131.86 and 79.07 percent; weighted-average risk-free interest rate of 5.50 and 5.26 percent; and expected life equal to the actual life for both periods. The weighted-average fair value of options and warrants granted was $0.33 and $0.83 for 1999 and 1998, respectively.

                                          Pen Interconnect, Inc.

                                      NOTES TO FINANCIAL STATEMENTS

                                       September 30, 1999 and 1998




         NOTE K - STOCK OPTION PLAN - CONTINUED

       The following is a summary of the activity relating to options and warrants through September 30, 1999:

                                                                       Weighted-
                                             Warrants                   average
                                            and stock       Exercise    exercise
                                             options          price       price
                                           -----------    -----------   --------
       Outstanding at October 1, 1997        6,069,000      1.38-6.50      4.08
          Granted                            2,305,000      1.00-2.50      2.06
          Canceled                             (59,000)     1.38-6.00      1.83
          Exercised                           (245,000)          2.00      2.00
                                           -----------
       Outstanding at September 30, 1998     8,070,000      1.38-6.50      3.88
          Granted                            6,131,667      0.30-1.37      .056
          Expired/Canceled                  (1,331,250)     1.38-3.00      1.52
          Exercised                         (1,783,750)     0.30-0.75      0.43
                                           -----------

       Outstanding at September 30, 1999    11,086,667      0.30-6.50      2.45
                                           ===========
       Exercisable at September 30, 1999    10,791.767      0.30-6.50      2.49
                                           ===========



       The  following  table   summarizes   information   concerning   currently
       outstanding options and warrants:

                       Options and Warrants Outstanding:
                       ---------------------------------
                                   Weighted-Average
     Range of                         Remaining
      Exercise      Number           Contractual       Weighted-Average
        Price      Outstanding      Life (Years)      Exercise Price
     -----------  ------------     -------------      --------------
     $ 0.30-1.00    5,888,667           3.29           $    0.63
       1.28-2.00    1,635,000           5.46                1.87
       2.13-3.00      713,000           2.17                2.55
            6.50    2,850,000           1.09                6.50
                   ----------
                   11,086,667
                   ==========

                             Pen Interconnect, Inc.

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 1999 and 1998




NOTE K - STOCK OPTION PLAN - CONTINUED

            The following table summarizes information concerning currently exercisable options and warrants:


                        Options and Warrants Exercisable:
                       ---------------------------------
                                   Weighted-Average
     Range of                         Remaining
      Exercise      Number           Contractual       Weighted-Average
        Price      Outstanding      Life (Years)      Exercise Price
     -----------  ------------     -------------      --------------
     $0.30-1.00      5,613,167          3.25            $ 0.63
      1.28-2.00      1,635,000          5.46              1.87
      2.13-3.00        693,600          2.20              2.54
           6.50      2,850,000          1.09              6.50
                    ----------
                    10,791,767
                    ==========

NOTE L - COMMITMENTS AND CONTINGENCIES

       1.   Employment agreements

       The Company has entered into agreements with five key employees and officers which provide for annual salaries and incentive bonuses. Incentive bonuses are calculated as a percentage of gross profits and/or sales of the Company.

       Annual salaries under these employment agreements, in the aggregate, are as follows:


       Year ending  September  30,
              2001                 $    292,346
              2002                      195,000
              2003                      125,000
          Thereafter                          -
                                   ------------
                                   $    612,346
                                   ============

       Certain of the employment agreements provide for automobile allowances and other forms of compensation not included in the above amounts.

       2.   Litigation

       From time to time the Company is engaged in various lawsuits or disputes as plaintiff or defendant arising in the normal course of business. In the opinion of management, based upon advice of counsel, the ultimate outcome of these matters will not have a material impact on the Company's financial position or results of operations.

                                          Pen Interconnect, Inc.

                                      NOTES TO FINANCIAL STATEMENTS

                                       September 30, 1999 and 1998




NOTE M - LOSS PER SHARE

       The following data shows the amounts used in computing net loss per common share, including the effect on net loss for preferred stock dividends and a beneficial conversion feature associated with preferred stock. The following data also shows the weighted average number of shares and dilutive potential common stock. For 1999, net loss applicable to common stock includes a noncash imputed dividend to the preferred stockholders related to the beneficial conversion feature on the Series A and Series B preferred stock (see Note P). The beneficial conversion feature is computed as the difference between the market value of the common stock into which the Series A and Series B preferred stock can be converted and the value assigned to the Series A and Series B preferred stock in the private placement. The imputed dividend is a one-time, noncash charge against the net loss per common share.


                                                                            1999                1998
                                                                      --------------      -------------

       Net loss                                                       $  (12,014,791)     $  (5,445,383)

       Dividends on preferred stock                                         (265,384)                 -

       Imputed dividends from beneficial conversion feature                 (722,832)                 -
                                                                      --------------      -------------
       Loss applicable to common stock                                $  (13,003,007)     $  (5,445,383)
                                                                      ==============      =============

       Common shares outstanding during the entire period                  5,018,437          4,072,863

       Weighted-average common shares issued during the period             2,114,907            324,627
                                                                      --------------      -------------

       Weighted-average number of common shares used in basic EPS          7,133,344          4,397,490

       Dilutive effect of stock options, warrants, and convertible
       preferred stock                                                             -                  -
                                                                      --------------      -------------

       Weighted-average number of common shares and dilutive
       potential common stock used in diluted EPS                     $    7,133,344      $   4,397,490
                                                                      ==============      =============

       For the years ended September 30, 1999 and 1998, all of the options and warrants that were outstanding, as described in Note K, were not included in the computation of diluted EPS because to do so would have been anti-dilutive.

                                      F24

                             Pen Interconnect, Inc.

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 1999 and 1998




NOTE N - SUBORDINATED DEBENTURES

       On October 22, 1997, the Board of Directors of the Company approved the issuance of up to $1,500,000 of 3 percent convertible Debentures with a maximum term of 24 months. On June 16, 1998, the Board of Directors of the Company approved the issuance of up to $1,000,000 of additional three percent convertible debentures with a maximum term of 24 months. The convertible debentures (the "Debentures") mature, unless earlier converted by the holders, into shares of common stock of the Company. The Company filed a registration statement with the United States Securities and Exchange Commission with respect to the common stock of the Company into which the Debentures may be converted.

       The Debentures were convertible by the holders thereof into the number of shares of common stock equal to the face amount of the Debentures being converted divided by the lesser of (i) eighty percent (80 percent) of the closing bid price of the Company's common stock as reported on the NASDAQ Small Cap market on the day of conversion, or (ii) $2.75. The Debentures could be converted in three equal installments beginning on the earlier of (i) the 75th day of their issuance, and continuing through the 135th day of their issuance, or (ii) the day following the effective date of the Registration Statement, through the 60th day following the effective date of the Registration Statement. The Company could cause the Debentures to be converted into shares of common stock after the 110th day following the effective date of the Registration Statement, if the common stock traded at or above $5.50 per share for 20 consecutive days.

       As of September 30, 1998, the Company had issued all $2,500,000 of these convertible Debentures and $1,000,000 had been converted to 689,332 shares of common stock. As of September 30, 1999, the remaining $1,500,000 of convertible Debentures had been converted into 2,092,671 shares of common stock.

       Because of the favorable conversion feature of the Debentures, the Company has recognized interest expense relating to the price below market at which the Debentures can be converted into common shares of stock. The interest is initially set up as a deferred charge against the subordinated debenture balance with an offset to additional paid-in capital. The deferred interest is amortized over a period corresponding to time restrictions as to when the Debentures can be converted into stock. The resulting charge to interest expense increases the effective interest rate of the Debentures. Deferred interest expense of $250,032 was recorded on the $1,000,000 in Debenture issue relative to the favorable conversion feature and was amortized over four months and charged to interest expense. Amortization of the $250,032 deferred charge totaled $98,571 in fiscal 1999 ($151,461 in fiscal 1998). This interest along with the stated 3 percent interest rate in the Debentures results in an inherent interest rate of 31 percent.

       In connection with the $1,500,000 Debenture issue, the Company recorded $389,591 of deferred interest expense related to the beneficial conversion feature. The entire deferred charge was amortized and charged to interest expense as of September 30, 1998. This interest when added to the stated 3 percent interest rate of the Debenture results in an inherent interest rate of 28 percent.

                             Pen Interconnect, Inc.

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 1999 and 1998




NOTE O - ASSET IMPAIRMENT CHARGES

       On an ongoing basis, management reviews the valuation of long-lived assets, including intangible assets, to determine possible impairment by comparing the carrying value to the undiscounted estimated future cash flows of the related assets and necessary adjustments, if any, are recorded. Based upon operating losses from certain divisions, continued cash flow problems and managements decision to negotiate the sale of other divisions, the Company reduced the carrying costs of certain of its long-lived assets by $2,598,894 in 1999 ($570,765 in 1998) to better reflect management's current expectations for the realization of these assets. The adjustments relate to assets of the Company's various divisions.

       The following is a summary of the assets charged-off to impairment:

                                     1999              1998
                              --------------      ------------
          Goodwill            $    1,873,935      $    267,414
          Investments                724,959           303,351
                              --------------      ------------

                              $    2,598,894      $    570,765
                              ==============      ============

NOTE P - CONVERTIBLE PREFERRED STOCK

       During 1999, the Company issued two series of preferred stock. Series A, consisting of 1,800 shares with a par value of $0.01 per share, was issued in February 1999 for $1,000 per share and has a liquidation value of $1,000 per share. Series B, consisting of 1,000 shares, was issued in March 1999 at the same price and par value as the Series A issue and also has a liquidation value of $1,000 per share. The Company paid approximately $250,000 in fees and expenses to issue both series of preferred stock. Both series of preferred stock carry a 16 percent dividend rate, which is to be paid quarterly. If and when the Company's stock is listed again on NASDAQ, the dividend rate will drop to 8 percent.

       Both issuances of preferred stock are convertible into shares of the Company's Common Stock. Each share of Series A preferred stock is convertible into an amount of shares of the Company's common stock equal to $1,000 divided by the average of the two lowest closing bid prices of the Company's common stock during the period of 22 consecutive trading days ending with the last trading day before the date of conversion, after discounting that market price by 15 percent for Series A and 20 percent for Series B (the "Conversion Price"). The maximum Conversion Price for the Series A preferred stock was $1.17 per share. The shares of Series B preferred stock are convertible into common stock at the same Conversion Price as the Series A preferred stock except that the maximum Conversion Price was $0.79 per share. In September 1999, the maximum Conversion Price was reduced to $0.53 per share.

                             Pen Interconnect, Inc.

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 1999 and 1998




NOTE Q - SEGMENT INFORMATION

       During 1999, the Company adopted SFAS No. 131, which establishes standards for reporting information about operating segments. Operating segment are components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker in deciding how to allocate resources to an individual segment and in assessing the performance of a segment. The Company considers its separate divisions to be operating segments because of the different products produced by each.

       The Company generally evaluates operating segments based on sales and gross profit. Information about the Company's operating segments are as follows:

                                              1999                 1998
                                         ---------------     ---------------
               Revenues:
               InCirT Division           $    15,516,431     $    11,843,402
               Cable Division                  1,052,538           3,662,717
               Other Divisions                 1,082,869           1,585,313
                                         ---------------     ---------------
                                         $    17,651,838     $    17,091,432
                                         ===============     ===============

               Gross Profit:
               InCirT Division           $       936,420     $     1,092,924
               Cable Division                      7,888            (113,564)
               Other Divisions                    39,240             219,616
                                         ---------------     ---------------
                                         $       983,548     $     1,198,976
                                         ===============     ===============

               Indentifiable Assets:
               InCirT Division           $     8,137,540     $    7,371,248
               Cable Division                          -          4,536,643
               Other Divisions                   386,091          1,457,098
                                         ---------------     ---------------
                                         $    8,523,631      $   13,364,989
                                         ==============      ==============


       Included in the "Other Divisions" are the Company's MOTO-SAT and PowerStream divisions.

       The following table reconciles the identifiable assets aggregated above to the total assets reported in these financial statements:

                                              1999                 1998
                                         ---------------     ---------------
       Above aggregated identifiable
           assets                        $   8,523,631       $   13,364,989
       Unallocated corporate assets:
          Cash                                 176,299                    -
          Notes receivable                     725,112                    -
          Deferred income taxes                      -              725,667
          Other                                104,353                    -
                                         -------------       ---------------
                                         $   9,529,395       $   14,090,656
                                         =============       ==============

                             Pen Interconnect, Inc.

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 1999 and 1998




NOTE R - SUBSEQUENT EVENTS

       In December 1999, the Company signed a letter of intent with a company to negotiate the sale of the Company's InCirT Division. The letter of intent serves as a basis for the parties to negotiate formal, definitive agreements, memorializing all the terms of the merger. Also in December 1999, the Company signed a letter of intent with a company to negotiate the sale of the Company's PowerStream Division.


NOTE S - SUMMARIZED QUARTERLY INFORMATION (UNAUDITED)

       Following is a summary of quarterly results of operation for the years ended September 30, 1999 and 1998:

                                                       Three Months Ended
          Fiscal 1999               December 31        March 31        June 30      September 30
          --------------------     ------------     -------------  -------------   -------------
          Net sales                $  4,757,839     $   2,828,078  $   5,098,525   $   4,967,396
          Gross profit (loss)           166,621           403,634        892,615        (479,322)
          Net loss                   (1,245,235)       (2,398,526)      (716,235)     (7,654,795)
          Loss per share -
               basic and diluted          (0.22)            (0.46)         (0.19)          (0.95)

          Fiscal 1998
          Net sales                   3,904,717         3,698,727      4,510,112       4,977,876
          Gross profit (loss)           894,344           856,579        975,660      (1,482,607)
          Net earnings (loss)           (55,966)         (192,170)           358      (5,197,605)
          Loss per share -
               basic and diluted          (0.01)            (0.05)             -           (1.18)


       The fiscal 1999 figures include certain significant fourth quarter adjustments including asset impairment charges of $1,873,935, an increase to the allowance for doubtful accounts of $1,434,693, expense related to the issuance of certain stock options of $769,125, additional loss on sale of divisions of $558,747, an increase to the allowance for obsolete inventory of $496,371, a write-down of inventory based on resetting standard costs of $251,981, and income tax expense relating to an increase in the deferred tax asset valuation allowance of $217,740.

       The fiscal 1998 figures include certain significant fourth quarter adjustments including a write-down of inventory based on resetting standard costs of $930,145, income tax expense relating to an increase in the deferred tax asset valuation allowance of $766,991, asset impairment charges of $570,765, an increase to the allowance for obsolete inventory of $278,901, interest expense and amortization related to the favorable conversion feature of convertible debentures of $250,000 and the write-off of obsolete inventory of $219,209.

                             PEN INTERCONNECT, INC.




                        11,841,781 shares of Common Stock






                         -------------------------------
                                   PROSPECTUS
                         -------------------------------






                                February __, 2000

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

      Pen has entered into agreements with each director and officer in which Pen agrees to indemnify each director and officer to the maximum extent permitted by law.

      Pen's certificate of incorporation provides that all directors, officers, employees and agents of the Registrant shall be entitled to be indemnified by Pen to the fullest extent permitted by law. The certificate of incorporation also provides as follows:

      The corporation shall, to the fullest extent permitted by the Act, as the same may be amended and supplemented, indemnify all directors, officers, employees, and agents of the corporation whom it shall have power to indemnify thereunder from and against any and all of the expenses, liabilities, or other matters referred to therein or covered thereby. Such right to indemnification or advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee, or agent of the corporation, and shall inure to the benefit of the heirs, executives, and administrators of such persons. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under any bylaw, agreement, vote of shareholders or of disinterested directors or otherwise. The corporation shall have the right to purchase and maintain insurance on behalf of its directors, officers, employees or agents to the full extent permitted by the Act, as the same may be amended or supplemented. Sections 16.10a-902 and 16.10a-903 of the Utah Revised Business Corporation Act concerning indemnification of officers, directors, employees and agents are set forth below.

16-10a-902                 Authority to Indemnify Directors.

(1) Except as provided in Subsection (4), a corporation may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if:

     (a)  his conduct was in good faith; and
     (b) he reasonably believed that his conduct was in, or not opposed to the corporation's best interests; and
     (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

(2) A director's conduct with respect to any employee benefit plan for a purpose he reasonably believed to be in or not opposed to the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of Subsection (1)(b).

(3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contender or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

(4)  A corporation may not indemnify a director under this section:

      (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

      (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

      (c) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

16-10a-903         Mandatory Indemnification of Directors.

Unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the "Act") may be permitted to directors, officers, and controlling persons of Pen pursuant to the foregoing provisions, or otherwise, Pen has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Pen of expenses incurred or paid by a director, officer or controlling person of Pen in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Pen will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


Item 25.  Other Expenses of Issuance and Distribution


Securities and Exchange Commission Registration Fee        $2,762
Printing and Engraving                                      1,000
Transfer Agent's Fee and Expenses                           1,000
Legal Fees and Expenses                                    65,000
Blue Sky Qualification Fees and Expenses                    5,000
Accountants' Fees and Expenses                             15,000
Miscellaneous Expenses                                     10,238
                                                           ------
Total                                                    $100,000
                                                         ========


Item 26.  Recent Sales of Unregistered Securities

(1) In May 1996, Pen issued 316,737 shares of common stock to the Cerplex Group Inc. in consideration for the acquisition of InCirT Technology.
(2) In May 1996, Pen issued 9,168 shares of common stock to Ventana Financial Services in consideration of services rendered in Pen's acquisition of InCirT Technology.

(3) In July 1997, Pen issued 2,789 shares of common stock to Stephanie Fryer in consideration of services rendered in Pen's acquisition of InCirT Technology.

(4) In August 1997, Pen issued 44,444 shares of common stock to Ira Weingarten in consideration of payment of notes payable of $52,000.
(5) In August 1997, Pen issued 22,222 shares of common stock to Milton Haber in consideration of payment of notes payable of $26,000.
(6) In August 1997, Pen issued 25,000 shares of common stock at $1.21 per share to Target Capital upon exercise of warrants.
(7) In August 1997, Pen issued 22,222 shares of common stock to The Trading Post Inc. in consideration of payment of notes payable of $26,000.
(8) In August 1997, Pen issued 150,000 shares of common stock at $1.21 per share to Yitz Grossman upon exercise of warrants.
(9) In August 1997, Pen issued 52,779 shares of common stock to The Cerplex Group Inc. in consideration for the acquisition of InCirT Technology.
(10) In August 1997, Pen issued 230,000 shares of common stock at $1.21 per share to Lisa Grossman upon exercise of warrants.

(11) In September 1997, Pen issued 200,000 shares of common stock at $1.21 per share to Paulette Marie Brodchandel upon exercise of warrants.
(12) In September 1997, Pen issued 40,000 shares of common stock at $1.21 per share to Lisa Grossman upon exercise of warrants.
(13) In September 1997, Pen issued 100,000 shares of common stock at $1.21 per share to National Financial Services Corp. upon exercise of warrants.
(14)     In  December  1997,  Pen  issued  150,000  shares  of  common  stock to
         PowerStream Technology Inc. for the acquisition of PowerStream Technology.
(15) In December 1997, Pen issued 75,000 shares of common stock to Bear Stearns Securities Corp. upon conversion of subordinated debentures of $150,000.
(16) In December 1997, Pen issued 7,500 shares of common stock to Alan L. Weaver as compensation for services.
(17) In March 1998, Pen issued 147,092 shares of common stock to RBB Bank Aktiengrsellshaft. upon conversion of subordinated debentures of $213,383.
(18) In April 1998, Pen issued 162,162 shares of common stock to RBB Bank Aktiengrsellshaft. upon conversion of subordinated debentures of $235,245.
(19) In April 1998, Pen issued 90,000 shares of common stock at $2.00 per share to Gordon Mundy upon exercise of warrants.
(20) In May 1998, Pen issued 30,000 shares of common stock at $2.00 per share to Heracles Holdings Limited upon exercise of warrants.
(21) In May 1998, Pen issued 3,333 shares of common stock to Kostech Small Cap Research as compensation for services.
(22) In May 1998, Pen issued 50,000 shares of common stock at $2.00 per share to Louis F. Centofanti upon exercise of warrants.
(23) In June 1998, Pen issued 85,960 shares of common stock to RBB Bank Aktiengrsellshaft. upon conversion of subordinated debentures of $124,700.
(24) In July 1998, Pen issued 50,000 shares of common stock at $2.00 per share to Louis F. Centofanti upon exercise of warrants.
(25) In September 1998, Pen issued 294,118 shares of common stock to RBB Bank Aktiengrsellshaft. upon conversion of subordinated debentures of $426,671.
(26) In October 1998, Pen issued 388,846 shares of common stock to BNC Bach International Ltd. upon conversion of subordinated debentures of $252,750.
(27) In October 1998, Pen issued 157,935 shares of common stock to RBB Bank Aktiengrsellshaft. upon conversion of subordinated debentures of $107,668.
(28) In November 1998, Pen issued 30,000 shares of common stock at $0.75 per share to Heracles Holdings Limited upon exercise of warrants.
(29) In November 1998, Pen issued 20,000 shares of common stock at $0.75 per share to Lawson Rollins upon exercise of warrants.
(30) In December 1998, Pen issued 50,000 shares of common stock at $0.75 per share to Louis F. Centofanti upon exercise of warrants.
(31) In December 1998, Pen issued 20,000 shares of common stock at $0.75 per share to Neyla Kizner upon exercise of warrants.
(32) In December 1998, Pen issued 10,000 shares of common stock at $0.75 per share to Rahim Kaba upon exercise of warrants.
(33) In December 1998, Pen issued 307,692 shares of common stock to RBB Bank Aktiengrsellshaft. upon conversion of subordinated debentures of $200,000.
(34) In December 1998, Pen issued 90,000 shares of common stock at $0.75 per share to Gordon Mundy upon exercise of warrants.
(35) In January 1999, Pen issued 46,014 shares of common stock to BNC Bach International Ltd. upon conversion of subordinated debentures of $50,846.
(36) In January 1999, Pen issued 103,956 shares of common stock to Dundee Securities. upon conversion of subordinated debentures of $101,877.
(37) In March 1999, Pen issued 172,681 shares of common stock to BNC Bach International Ltd. upon conversion of subordinated debentures of $127,784.
(38) In March 1999, Pen issued 104,372 shares of common stock to BNC Bach International Ltd.

         upon conversion of subordinated debentures of $102,285.
(39) In March 1999, Pen issued 135,135 shares of common stock to RBB Bank Aktiengrsellshaft. upon conversion of subordinated debentures of $100,000.
(40) In March 1999, Pen issued 154,199 shares of common stock to BNC Bach International Ltd. upon conversion of subordinated debentures of $153,428.
(41) In April 1999, Pen issued 147,000 shares of common stock to Jeffery M. Lamberson as payment for services.
(42) In April 1999, Pen issued 281,250 shares of common stock to Liviakis Financial Communications, Inc. as payment for services.
(43) In April 1999, Pen issued 153,000 shares of common stock to Richard S. Carpenter as payment for services.
(44) In April 1999, Pen issued 93,750 shares of common stock to Robert B. Prag as payment for services.
(45) In May 1999, Pen issued 15,000 shares of common stock to James Pendleton as compensation.
(46) In May 1999, Pen issued 20,000 shares of common stock to Dave Livingston as payment for services.
(47) In May 1999, Pen issued 10,000 shares of common stock to Corporate Development Group as payment for services.
(48) In May 1999, Pen issued 7,000 shares of common stock to Network Investor Communications as payment for services.
(49) In May 1999, Pen issued 1,500 shares of common stock to Robert Albrecht as compensation.
(50) In May 1999, Pen issued 2,167 shares of common stock to Stephen Fryer as compensation.
(51) In May 1999, Pen issued 2,500 shares of common stock to Mehrdad Mobasseri as compensation.
(52) In May 1999, Pen issued 1,000 shares of common stock to Owen Marsh as compensation.
(53) In May 1999, Pen issued 1,000 shares of common stock to Bill Day as compensation.
(54) In May 1999, Pen issued 1,000 shares of common stock to Steve Ngo as compensation.
(55) In May 1999, Pen issued 1,000 shares of common stock to Rafael Batista as compensation.
(56) In May 1999, Pen issued 400 shares of common stock to Ronda Barboa as compensation.
(57) In May 1999, Pen issued 400 shares of common stock to Heather Hungate as compensation.
(58) In May 1999, Pen issued 400 shares of common stock to Irene Tafulu as compensation.
(59) In May 1999, Pen issued 400 shares of common stock to Lien Hoang as compensation.
(60) In May 1999, Pen issued 400 shares of common stock to Waldemar Dziurzynski as compensation.
(61) In May 1999, Pen issued 171,195 shares of common stock to BNC Bach upon conversion of $100,000 of subordinated debentures.
(62) In June 1999, Pen issued 200,889 shares of common stock to BNC Bach upon conversion of $125,000 of subordinated debentures.

(63) In July 1999, Pen issued 247,500 shares of common stock to JWGenesis Financial Corp. as compensation for services.
(64) In October 1999, Pen issued 25,000 shares of common stock to Redstone Securities, Inc. as compensation for services.
(65) In December 1999, Pen issued 275,000 shares of common stock to Talisman Management as compensation for services.


      All of the foregoing issuances were exempt from registration either pursuant to Section 4(2) of the Securities Act of 1933 because the stockholders were either accredited investors, officers of Pen, or otherwise sophisticated, fully informed investors or because the issuances were employee bonuses which did not constitute sales.


Item 27.  Exhibits.

3 Articles of incorporation and By-laws, incorporated by reference to Pen's Registration Statement filed on Form SB-2, SEC File No. 33-96444.


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



4.1 Certificate of Amendment creating Series A Convertible Preferred Stock as filed February 10, 1999. See Exhibits to Report on Form 8-K filed on February 17, 1999.

4.2 Certificate of Amendment creating Series B Convertible Preferred Stock as amended.*

5.1      Opinion and Consent of Oscar D. Folger, Esq.

10.1 Asset Purchase Agreement for the purchase of InCirT Technology from the Cerplex Group, Inc. See Exhibits to Report on Form 10-QSB for quarter ended June 30, 1996.

10.2 Employment Agreement between James S. Pendleton and Pen. See Exhibits to Report on Form 10-QSB for quarter ended June 30, 1996.

10.3 Employment Agreement between Wayne R. Wright and Pen. See Exhibits to Report on Form 10-QSB for quarter ended June 30, 1996.

10.4 Form of 1995 Stock Option Plan. See Exhibits to Registration Statement on Form SB-2, SEC File No.33-96444.


10.5 Asset Purchase Agreement dated November 12, 1996 for the sale of the San Jose Division between Touche Electronics, Inc. a subsidiary of TMCI Electronics, Inc. and Pen. See Exhibits to Report on Form 10-QSB for quarter ended December 31, 1996.


10.6 Loan and Security Agreement between FINOVA and Pen dated September 4, 1997. See Exhibits to Report on Form 10-KSB for fiscal year ended September 30, 1997.

10.7 Employment Agreement between Stephen J. Fryer and Pen. See Exhibits to Report on Form 10-KSB for fiscal year ended September 30, 1997.

10.8 Employment Agreement between Daniele Reni and Pen. See Exhibits to Report on Form 10-KSB for fiscal year ended September 30, 1997.

10.9 Agreement and Plan of Reorganization through Acquisition dated April 1, 1997 between PowerStream Technology, Inc. and Pen. See Exhibits to Report on Form 10-KSB for fiscal year ended September 30, 1997.


10.10 Convertible Preferred Stock and Warrant Purchase Agreement between Pen, RBB Bank AG, Austost Anstalt Schaan, Balmore Funds, S.A., and AMRO
         International, S.A. dated as of February 12, 1999. See Exhibits to Report on Form 8-K filed February 17, 1999.

10.11 Amendment in Total and Complete Restatement of the Deferred Compensation Salary Continuation Plan and Employment Agreement between Pen and James S. Pendleton dated as of July 23, 1999. See Exhibits to Report on Form 10-KSB for the fiscal year ended September 30, 1999.

10.12 Amendment in Total and Complete Restatement of the Deferred Compensation Salary Continuation Plan and Employment Agreement between Pen, Wayne R. Wright, and RentAProfessional dated as of October 1, 1999. See Exhibits to Report on Form 10-KSB for the fiscal year ended September 30, 1999.

23.1     Consent of Oscar D. Folger, Esq. (included in Exhibit 5.1)


23.2     Consent of Grant Thornton LLP

*        Previously filed.


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



Item 28.  Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the high and low and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



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



                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned in Irvine, California as of February 11, 2000.


                             PEN INTERCONNECT, INC.
                             By /s/ Stephen J. Fryer

                             Stephen J. Fryer, President/Chief Executive Officer



Each person whose signature appears below hereby constitutes and appoints Stephen J. Fryer as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement on Form SB-2 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933. Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Signature                           Title                   Date



/s/ Stephen J. Fryer        Director, CEO, President        January 10, 2000
Stephen J. Fryer             and Principal Accounting

                              and Financial Officer


/s/ Brian Bonar
Brian Bonar                  Director                       January 10, 2000


/s/ James E. Harward
James E. Harward             Director                       January 10, 2000



/s/ Milton Haber

Milton Haber                 Director                       January 10, 2000


/s/ Wayne R. Wright          Director                       January 10, 2000
Wayne R. Wright



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




Exhibits 5 and 23(a)
                         LAW OFFICES OF OSCAR D. FOLGER
                                521 Fifth Avenue
                            New York, New York 10175


                                                              February 14, 2000


Pen Interconnect, Inc.
1601 Alton Parkway
Irvine, California  92606


Re:  Form SB-2 Registration Statement

Gentlemen:


         We have acted as counsel for Pen Interconnect, Inc., a Utah corporation ("Pen"), in connection with the registration by Pen of 11,841,781 shares of Common Stock, par value $0.01 per share (the "Securities"), which are the subject of a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended. As counsel to Pen we have examined and relied upon the original or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary in order to render the following opinion.


         On the basis of and subject to the foregoing, it is our opinion that the Securities to be issued and sold by the selling stockholders have been duly authorized and, when issued and sold, will be duly issued and fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

         This opinion is to be used only in connection with the offer and sale of the Securities as variously referred to herein while the Registration Statement is in effect.

                                           Very truly yours,

                                           /s/ Oscar D. Folger

EXHIBIT 23





                         CONSENT OF INDEPENDENT AUDITORS


We have issued our report dated December 23, 1999 accompanying the financial statements of Pen Interconnect, Inc. as of and for the years ended September 30, 1999 and 1998 contained in the registration statement and prospectus. We consent to the use of the aforementioned report in the registration statement and prospectus, and to the use of our name as it appears under the caption "Experts."




                                                       \s\ Grant Thornton  LLP



Salt Lake City, Utah


February 14, 2000



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